UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐

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OneSpan Inc.

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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121 West Wacker Drive Suite 2050

Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 8, 2023

TO THE STOCKHOLDERS:

Notice is hereby given that the 2023 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) of OneSpan Inc., a Delaware corporation (the “Company”), will be held on June 8, 2023 at 10:00 a.m. Eastern Daylight Time for the following purposes:

1.	To elect eight directors named in the proxy statement to serve on our board of directors (our “Board”) until the 2024 annual meeting of stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	To approve, on an advisory (non-binding) basis, our named executive officer compensation; and

3.	To ratify, on an advisory (non-binding) basis, the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders. We also will transact any other business that may properly come before the Annual Meeting, but we are not aware of any such additional matters.

As we have done for previous meetings, this year’s Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person.

You may register for and attend the webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/OSPN2023 when you enter your 16-digit control number included with the Notice of Internet Availability or proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted at www.virtualshareholdermeeting.com/OSPN2023. You will be able to vote your shares while attending the Annual Meeting by following the instructions on the website. You may revoke your proxy via the methods described in the accompanying proxy statement.

Our Board has fixed the close of business on April 11, 2023 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Such stockholders are urged to vote, even if their shares were sold after such date.

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions. Please refer to “Questions and Answers Regarding Voting Procedures and Other Information” on page 6 of the accompanying proxy statement and the instructions on the proxy card or Notice of Internet Availability. Additionally, we hope that you can attend the Annual Meeting. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. We urge you to instruct your broker, bank or other nominee to vote your shares “FOR” each of the proposals listed above.

By Order of the Board of Directors,

Matthew Moynahan President and Chief Executive Officer April 25, 2023

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 8, 2023

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the board of directors (our “Board”) of OneSpan Inc., a Delaware corporation (the “Company,” “OneSpan,” “we,” “us” or “our”), for use at our annual meeting of stockholders to be held on June 8, 2023 at 10:00 a.m. Eastern Daylight Time (including any adjournments, postponements or continuations thereof, the “Annual Meeting”), which will be held in a virtual meeting format only, via a live webcast that can be accessed by visiting www.virtualshareholdermeeting.com/OSPN2023. Holders of record of shares of OneSpan common stock, par value $0.001 per share (our “Common Stock” or “Company common stock”), at the close of business on April 11, 2023 will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of our Common Stock is entitled to one vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2023: THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING SENT OR GIVEN TO THE COMPANY’S SECURITY HOLDERS ON OR ABOUT APRIL 25, 2023.

ONESPAN AT A GLANCE

OneSpan helps organizations accelerate digital transformations by enabling secure, compliant, and refreshingly easy digital customer agreements and transaction experiences. We deliver digital agreement products and services that automate and secure customer-facing and revenue-generating business processes. Our solutions help organizations streamline and secure user experiences, which in turn allows them to drive growth, reduce risk, and unlock their business potential.

We are a global leader in providing high-assurance identity and authentication security as well as enterprise-grade electronic signature (e-signature) solutions, for use cases ranging from simple transactions to workflows that are complex or require higher levels of security. Our solutions help our clients ensure the integrity of the people and records associated with digital agreements, transactions, and interactions in industries including banking, financial services, healthcare, and professional services. We are trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, and process millions of digital agreements and billions of transactions in more than 100 countries annually.

PROXY STATEMENT SUMMARY

This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and does not contain all of the information we have included in this Proxy Statement. You should refer to the full Proxy Statement for more information about us and the proposals you are being asked to consider. For information regarding our 2022 financial performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (our “Annual Report”) on our website at www.investors.onespan.com or on the website of the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. We include our website address (www.investors.onespan.com) in this Proxy Statement only as an inactive textual reference and do not intend it to be an active link to our website. The contents of our website are not incorporated into this Proxy Statement.

THE ANNUAL MEETING

Information About the Annual Meeting of Stockholders

Time and Date	10:00 a.m. Eastern Daylight Time, on June 8, 2023

Access*	The Annual Meeting can be accessed virtually at www.virtualshareholdermeeting.com/OSPN2023

Record Date	The close of business on April 11, 2023

Voting	Each share of our Common Stock is entitled to one vote at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1 – Election of Directors). Cumulative voting is not permitted in the election of directors.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability (as described below) to vote via the Internet or by telephone. Returning your proxy card will not prevent you from voting at the Annual Meeting but will ensure that your vote is counted if you are unable to attend.

As we have done for previous meetings, this year’s Annual Stockholders Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in-person. If you plan to participate in the virtual meeting, please see “Questions and Answers regarding Voting Procedures and Other Information” on page 6. Stockholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.

PROPOSALS AND BOARD RECOMMENDATIONS FOR VOTING

Proposals:	Unanimous Board Recommendation:	For more detail, see page:
Proposal 1 – Election of 8 directors	“FOR” EACH OF OUR BOARD’S NOMINEES	19
Proposal 2 – Approval, on an advisory (non-binding) basis, of our named executive officer (“NEO”) compensation	FOR	29
Proposal 3 – Ratification, on an advisory (non-binding) basis, of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2023	FOR	30

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board is currently comprised of the following eight directors: Marc Boroditsky, Garry Capers, Sarika Garg, Marianne Johnson, Michael McConnell, Matthew Moynahan, Alfred Nietzel and Marc Zenner. All have been nominated for re-election at the Annual Meeting (collectively, our “Board’s Nominees”). Proxies cannot be voted for a greater number of persons than the number of Board’s Nominees. You are being asked to elect the eight nominees of the Board to serve on our Board until our 2024 annual meeting of stockholders (the “2024 Annual Meeting”), until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Information regarding our Board’s Nominees is set forth below. For additional information concerning this proposal and our Board’s Nominees, see “Proposal 1—Election of Directors” on page 21, and for additional information regarding our directors, see “Information Regarding our Board of Directors” on page 11.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES.

				Board Committees
Name(1)	Age	Director Since	Principal Occupation	Audit	MDCC (2)	CGN (3)
Marc Boroditsky	60	2019	President of Revenue of Cloudflare, Inc.		X
Garry Capers	46	2021	Division President of Deluxe Corporation		X	X (Chair)
Sarika Garg	47	2021	Co-founder and Chief Executive Officer at Cacheflow Inc.	X		X
Marianne Johnson	57	2020	Executive Vice President and Chief Product Officer of Cox Automotive, Inc.	X		X
Michael McConnell	57	2021	Private Investor	X	X (Chair)
Matthew Moynahan	52	2022	President and Chief Executive Officer, OneSpan Inc.
Alfred Nietzel, Chair of our Board	61	2020	Board Member, Independent Executive Consultant and Retired CFO
Marc Zenner	60	2019	Chief Financial Officer of Persefoni	X (Chair)

(1)	All directors other than Mr. Moynahan are independent in accordance with The Nasdaq Stock Market LLC (“Nasdaq”) listing rules. All Committee membership is as of April 11, 2023.
(2)	Represents the Management Development and Compensation Committee.
(3)	Represents the Corporate Governance and Nominating Committee.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2022, as disclosed in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 40. We believe that our NEO compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that aligns the interests of our executives with those of our stockholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and to reward our NEOs for the achievement of short- and long-term strategic and operational goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation practices and policies that we believe reflect sound governance and promote the long-term interests of our stockholders.

For additional information concerning this proposal, see “Proposal 2—Advisory Vote on Executive Compensation” beginning on page 31. In addition, please see the information set forth in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 40.

PROPOSAL 3—AUDITOR RATIFICATION

We are asking you to ratify, on an advisory (non-binding) basis, the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023. Although a stockholder vote for this appointment is not required by law and is not binding on us, our Audit Committee will take your vote on this proposal into consideration when appointing or making changes to our independent registered public accounting firm in the future.

For additional information concerning this proposal, see “Proposal 3—Advisory Vote on Ratification of Independent Registered Public Accounting Firm” on page 32, and for information concerning the fees we paid to KPMG during 2022 and 2021, see “Fees Paid to Independent Registered Public Accounting Firm for 2022 and 2021” on page 38.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to effective corporate governance and high ethical standards. We believe that strong corporate governance policies and practices strengthen the accountability of our Board and management, lead to better business performance and align the long-term interests of our management team with our stakeholders, including our stockholders, our customers and our employees. For additional information regarding our Board’s policies and practices and the composition of our Board, see “Information Regarding Our Board of Directors” on page 11 and “Director Compensation” on page 69. Highlights of our current corporate governance policies and practices and features of our Board include:

Board Composition

✓	Seven out of eight directors are independent	✓	Significant board refreshment over the last three years
✓	Declassified Board	✓	Average tenure of our Board’s Nominees of approximately 2.5 years
✓	Disclosure of Board skills, qualifications and characteristics matrix	✓	More than one-third of our Board’s Nominees are female or diverse
✓	Separate Chair and CEO, with independent Chair	✓	Two female directors

Board Governance

✓	Majority vote standard for uncontested director elections	✓	Regular executive sessions of the independent directors
✓	All standing Board committees comprised solely of independent directors	✓	Active stockholder outreach program with continued focus on disclosure and governance
✓	Regular Board self-evaluation and assessment of Board composition	✓	Particular key risk management functions designated to Board committees
✓	Annual Board review of overall risk management program	✓	Executive officers and directors prohibited from hedging and pledging OneSpan securities
✓	Stock ownership requirements for directors, CEO and CFO	✓	Code of Ethics and Conduct administered by management under the supervision of our Board

DIRECTOR SKILLS, QUALIFICATIONS AND CHARACTERISTICS

The Corporate Governance and Nominating Committee regularly evaluates the skills, qualifications and characteristics identified as important for directors to provide effective oversight to our Company. See “Information Regarding Our Board of Directors—Director Skills, Qualifications and Characteristics” on page 12 for additional information.

STOCKHOLDER ENGAGEMENT

The Company proactively and regularly engages with its stockholders. In 2022, the Company directly engaged with 13 of its top 15 active stockholders through in-person meetings, virtual meetings, or telephone calls.

In the past two years, the Company has taken the following specific actions in response to its stockholder engagement efforts:

●	Performed a complete business review and began activities to enhance the Company operating model and streamline its business including cost reduction actions;

●	Held an investor and analyst day to communicate its new vision, mission, and strategic plan, including updates to its long-term financial targets;

●	Began reporting financial metrics by business segment, Digital Agreements and Security Solutions, to increase transparency and more easily track progress; and

●	Adopted a new $50 million share repurchase program.

2022 CORPORATE RESPONSIBILITY HIGHLIGHTS

As a global corporation with operations, customers, and suppliers in many countries, we are committed to sustainability, diversity and inclusion and corporate responsibility. We are in the midst of building out an environment, social and governance (“ESG”) program, and made significant initial progress toward this goal in 2022 and early 2023.

With respect to our environment and sustainability efforts, in early 2023 we completed our first measurement of our greenhouse gas (“GHG”) emissions, using a respected third party sustainability management software platform. Our initial GHG measurement quantified our 2021 GHG emissions, which were as follows:

●	19,624 metric tons of CO2e, consisting of:

○	Scope 1 emissions: 68 metric tons of CO2e (0.3% of our total GHG emissions). Scope 1 emissions consist of direct release of greenhouse gases from sources we own or control.

○	Scope 2 emissions: 215 metric tons of CO2e (1.1% of our total GHG emissions). Scope 2 emissions consist of emissions from the generation of electricity, steam, heat, or cooling that we purchase from other companies.

○	Scope 3 emissions: 19,341 metric tons of CO2e (98.6% of our total GHG emissions). Scope 3 emissions consist of upstream emissions of products and services we purchase, plus the downstream emissions from customers’ use and disposal of our products.

Scopes are set by the Greenhouse Gas Protocol, the international body that defines carbon accounting standards.

We are currently determining our next steps with respect to the management of our GHG emissions and continuing our work developing our sustainability program generally.

With respect to diversity and inclusion, we saw progress and positive results in several areas during 2022. As of December 31, 2022, approximately 31% of our employees identified as female, up from 27% at the end of 2021. The percentage of women in all job levels and categories also improved year over year. Although our gender diversity metrics may fluctuate from period to period, over the longer term, we hope and expect to see continued improvement in the representation of women across the company. We are also proud of the strides we have made during 2022 in the diversity of our executive leadership team. As a result of new management hires during 2022, more than half of our 13-person executive team identifies as female, LGBTQ, and/or a person of color, which represents significant progress as compared to the prior year.

QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES AND OTHER INFORMATION

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

1.	If I received a Notice of Internet Availability, how may I receive proxy materials?

We use the “e-proxy” rules of the Securities and Exchange Commission (“SEC”), which allow companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, we are mailing to most of our stockholders a notice about the Internet availability of the proxy materials (the “Notice of Internet Availability”), which contains instructions on how to access this Proxy Statement, the accompanying Notice of 2023 Annual Meeting of Stockholders and the Annual Report online.

If you received the Notice of Internet Availability by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the proxy materials and how you may submit your proxy. The Notice of Internet Availability also contains information about how stockholders may, if desired, request a printed copy of these proxy materials.

Stockholders who do not receive the Notice of Internet Availability will receive a printed copy of these proxy materials by mail unless they have previously requested electronic delivery. We are providing notice of the availability of those materials by e-mail to those stockholders who have previously elected to receive the proxy materials electronically. The e-mail contains a link to the website where those materials are available as well as a link to the proxy voting website.

2.	Who can vote at the Annual Meeting?

All stockholders who owned shares of our Common Stock as of the close of business on April 11, 2023 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares they owned as of the close of business on the Record Date.

3.	How many votes do I have?

Each stockholder is entitled to one vote for each share of Common Stock owned as of the close of business on the Record Date for each matter presented at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1—Election of Directors). Cumulative voting is not permitted in the election of directors.

4.	How can I vote my shares?

Stockholders of record. Stockholders of record as of the Record Date may vote their shares or submit a proxy to have their shares voted by one of the following methods:

●	By Internet – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card or Notice of Internet Availability.

●	By Telephone – You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed proxy card or Notice of Internet Availability.

●	By Mail – If you received your proxy materials by mail, you may submit your proxy by signing, dating and returning your proxy card in the postage-paid envelope provided.

●	At the Virtual Meeting – Stockholders who attend the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/OSPN2023 to vote during the meeting.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. In most cases, you will be able to do this by mail, via the Internet or by telephone. Alternatively, you may obtain a “legal proxy” from your broker, bank or other nominee and register to attend the Annual Meeting at www.virtualshareholdermeeting.com/OSPN2023 by following the instructions described below.

As discussed below, your broker, bank or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide instructions on how to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee.

5.	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc. (which may be referred to as “Broadridge” in the materials you receive), you are considered the “stockholder of record” with respect to those shares, and we have sent this Proxy Statement directly to you or made this Proxy Statement available directly to you.

If you hold your shares in an account with a broker, bank or other nominee, rather than of record directly in your own name, then the broker, bank or other nominee is considered the record holder of that stock. You are considered the beneficial owner of that stock, and your stock is held in “street name.” This Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares, and you are also invited to attend the Annual Meeting.

If you hold shares at a broker, bank or other nominee, it is important that you instruct your broker, bank or other nominee on how your shares should be voted. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker, bank or other nominee is required to vote those shares in accordance with your instructions. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in line with our Board’s recommendations on the voting instruction form.

6.	What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has designated Matthew Moynahan, Jorge Martell and Lara Mataac as the Company’s proxies for the Annual Meeting.

7.	How can I revoke my proxy or change my vote?

You can revoke your proxy or change your vote at any time prior to the Annual Meeting. Only your latest dated proxy will count.

If you are a stockholder of record who has properly executed and delivered a proxy, you may revoke your proxy at any time prior to the Annual Meeting by any of the following means:

●	dating, signing and submitting a new proxy card bearing a later date;

●	voting at a later time via the Internet or by telephone as instructed above (only your latest Internet or telephone proxy will be counted);

●	delivering a written notice to the Office of the Corporate Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or

●	attending the virtual Annual Meeting and voting during the meeting (as described below).

Your attendance at the Annual Meeting will not revoke your proxy unless you specifically request it or you vote at the Annual Meeting. If your shares are held in “street name,” your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions. In general, “street name” holders may change their vote at any time prior to 5:00 p.m. Eastern Daylight Time on the day before the Annual Meeting date. In the absence of a revocation, shares represented by proxies will be voted at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability.

8.	What if I receive more than one Notice of Internet Availability, proxy card or voting instruction form?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each Notice of Internet Availability or proxy card you receive so as to ensure that all of your shares are voted.

9.	Will my shares be voted if I do nothing, or if I do not vote for some of the proposals?

If your shares are registered in your name, you must sign and return a proxy card, vote via the Internet or by telephone, or attend and vote at the Annual Meeting in order for your shares to be voted. If you provide specific voting instructions, your shares will be voted as you have instructed. If you validly execute and date the proxy card and do not indicate how your shares should be voted on any matter, your shares will be voted in accordance with our Board’s recommendations on that matter. We urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability, whether or not you plan to attend the Annual Meeting.

Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Company will be voted with respect thereto at the discretion of the persons named as proxies.

If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker, bank or other nominee is required to vote those shares in accordance with your instructions. If you do not instruct your broker, bank or other nominee how to vote your shares, then, your broker, bank or other nominee will not be able to vote your shares with respect to Proposal 1 or Proposal 2, but will be able to vote your shares with respect to Proposal 3. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in accordance with our Board’s recommendations on the voting instruction form, whether or not you plan to attend the Annual Meeting.

10.	What constitutes a quorum?

A quorum must be present in order for business to be conducted at the Annual Meeting. For purposes of the Annual Meeting, the presence by means of remote communication or by proxy of the holders of a majority in voting power of the outstanding shares of our Common Stock entitled to vote at the meeting shall constitute a quorum. In the absence of a quorum, the chair of the meeting or the stockholders so present (by a majority in voting power thereof) may adjourn the Annual Meeting without further notice. Abstentions and broker non-votes (if any) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

11.	Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within the Company or to other third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation and certification of votes and (iii) to facilitate a proxy solicitation.

QUESTIONS AND ANSWERS ABOUT THE ITEMS TO BE VOTED ON AT THE ANNUAL MEETING

12.	What proposals will be voted on at the Annual Meeting?

		OneSpan Board’s Recommendation	More Information (Page No.)
Proposal 1	Election of 8 directors	FOR EACH OF OUR BOARD’S NOMINEES	21
Proposal 2	Approval, on an advisory (non-binding) basis, of our NEO compensation	FOR	31
Proposal 3	Ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023	FOR	32

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

13.	What vote is required to approve each of the proposals to be voted on at the Annual Meeting, and what is the effect of abstentions, withhold votes and broker non-votes on each of the proposals?

	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
Proposal 1: Election of 8 directors	Each director will be elected by a majority of votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present.	Abstentions have no effect on the outcome of the election of directors. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 2: Approval, on an advisory (non-binding) basis, of our NEO compensation	The affirmative vote of a majority of the votes cast is required to approve this proposal.	Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 3: Ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023	The affirmative vote of a majority of the votes cast is required to approve this proposal.	Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is permitted.

14.	What is a broker non-vote, and will there be any broker non-votes at the Annual Meeting?

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular non-routine proposals and the beneficial owner of those shares has not instructed the broker to vote on those proposals. The ratification of the appointment of registered public accounting firm is considered a routine proposal, and brokers have discretion to vote on that matter even if no instructions are received from the “street name” holder. Broker non-votes are not counted in the tabulations of the votes cast at the Annual Meeting and therefore will have no effect on the outcome of the proposals.

QUESTIONS AND ANSWERS ABOUT ATTENDING THE ANNUAL MEETING

15.	How do I attend the Annual Meeting?

This year’s Annual Meeting will be held entirely in a virtual meeting format. You will not be able to attend the Annual Meeting in person. As described above, you are entitled to participate in the Annual Meeting if you were a stockholder of record as of the close of business on the Record Date or hold a legal proxy for the meeting provided by your broker, bank or other nominee.

Registering to Attend the Annual Meeting—Stockholders of Record. If you were a stockholder of record as of the close of business on the Record Date, you may register to attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/OSPN2023 and entering the 16-digit control number provided on your proxy card or Notice of Internet Availability.

Although the Annual Meeting webcast will begin at 10:00 a.m. Eastern Daylight Time on June 8, 2023, we encourage you to access the Annual Meeting site prior to the start time to allow ample time to log into the meeting webcast and test your computer system. Accordingly, the Annual Meeting site will first be accessible to registered stockholders beginning at 9:45 a.m. Eastern Daylight Time on the day of the meeting. If you encounter difficulties accessing the virtual meeting or during the meeting time, please call 844-986-0822 (US) or 303-562-9302 (International). In the event of any technical disruptions that prevent the chair from hosting the Annual Meeting within 30 minutes of the date and time set forth above, the meeting may be adjourned or postponed.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability. Additional information and our proxy materials can also be found at www.virtualshareholdermeeting.com/OSPN2023.

16.	Can I ask questions at the Annual Meeting?

Stockholders as of the close of business on the Record Date who register, attend and participate in the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. You must have your 16-digit control number provided on your proxy card or Notice of Internet Availability.

Questions and Answers about Miscellaneous Matters

17.	Who will count the votes and serve as inspector of election?

We have retained Broadridge Financial Solutions, Inc. to assist as master tabulator and Mr. Peter Sablich to serve as an independent inspector of election. In such capacity, Broadridge Financial Solutions, Inc. and Mr. Sablich will count and certify votes at the Annual Meeting.

18.	How do I find out the results of the vote?

We expect to report preliminary results on a Form 8-K within four business days after the Annual Meeting. We will report final results as certified by the independent inspector of elections as soon as practicable on a Form 8-K. You can access both Forms 8-K and our other reports we file with the SEC on our website at www.investors.onespan.com or on the SEC’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

19.	Is a list of registered stockholders available?

The Company’s list of stockholders as of the close of business on the Record Date will be available for inspection by the Company’s stockholders for at least ten days ending on the day before the Annual Meeting for any purpose germane to the Annual Meeting. If you want to inspect the stockholder list, please call the office of the Corporate Secretary at (312) 766-4001 to schedule an appointment during ordinary business hours. An attestation of ownership is required to access the list.

20.	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

21.	What is “householding” and how does it affect me?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to receive individual copies. We believe this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed. We also believe householding reduces the environmental impact of the Annual Meeting by reducing the number of duplicate documents that are printed. Stockholders who participate in householding will continue to receive separate proxy cards, if you receive your proxy materials by mail. Stockholders who receive the Notice of Internet Availability will receive instructions on how to vote their shares via the Internet. Householding will not in any way affect your rights as a stockholder.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, we will send a copy to you if you address your written request to or call OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, IL 60601, Attention: Corporate Secretary (telephone number: 312-766-4001).

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company if you hold your stock directly by mail at OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, IL 60601, Attention: Corporate Secretary, by phone at (312) 766-4001 or by email at legal@onespan.com. Alternatively, if you hold your stock in a brokerage account, please contact your broker. If you participate in householding and wish to receive a separate copy of our proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company or your broker.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. Street name holders can request information about householding from their brokers, banks or other stockholders of record.

INFORMATION REGARDING OUR BOARD OF DIRECTORS

DIRECTOR INFORMATION

Our Board is currently comprised of eight members, all of whom are all independent directors, except for Mr. Moynahan, who is our President and Chief Executive Officer. Our Board’s committee structure currently consists of three standing committees that are all comprised of independent directors: the Audit Committee, the Management Development and Compensation Committee and the Corporate Governance and Nominating Committee. Our Board may also establish other ad hoc or sub-committees, the composition, number and membership of which our Board may revise from time to time, as appropriate.

The following table lists each of our current directors and sets forth information about each of the committees of our Board:

DIRECTORS AND BOARD COMMITTEES AS OF APRIL 11, 2023 (M = Committee Member; C = Committee Chair)
Director Name	Audit Committee	Management Development and Compensation Committee	Corporate Governance and Nominating Committee
Independent Directors
Marc Boroditsky		M
Garry Capers		M	C
Sarika Garg	M		M
Marianne Johnson	M		M
Michael McConnell	M	C
Alfred Nietzel, Chair of our Board
Marc Zenner	C

DIRECTOR SKILLS, QUALIFICATIONS AND CHARACTERISTICS

The following matrix illustrates key specific skills, qualifications and characteristics of our Board that the Corporate Governance and Nominating Committee consider important to our long-term strategy. Check marks in the matrix indicate that an individual has substantial experience of more than two years as a leader and policy setter in the relevant area. Further information on the qualifications and relevant experience of each of our Board’s Nominees is provided in the individual biographies contained in “Proposal 1—Election of Directors.”

	Boroditsky	Capers	Garg	Johnson	McConnell	Moynahan	Nietzel	Zenner
Technology, software, SaaS and/or cybersecurity experience	✔	✔	✔	✔	✔	✔	✔	✔
Product management, development, R&D, and/or innovation experience	✔	✔	✔	✔		✔
Sales, marketing and/or customer success experience	✔	✔	✔	✔		✔
Operations experience		✔		✔		✔	✔
Banking and financial services industry experience				✔		✔	✔	✔
Corporate finance, capital allocation and M&A experience					✔	✔	✔	✔
Accounting, audit, financial controls and risk management experience					✔		✔	✔
Public company board and corporate governance experience					✔		✔	✔
CEO experience	✔		✔		✔	✔
ESG or human capital/talent acquisition experience						✔		✔

BOARD DIVERSITY AND INCLUSION

Our Board does not have a formal policy with respect to director diversity. However, our Board believes that it is essential that members of our Board represent diverse viewpoints, with a broad array of business experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow our Board to best fulfill its responsibilities to the long-term interests of our stockholders. The Board refreshment process described below has provided opportunities to enhance the diversity of our Board.

Board Diversity Matrix (As of April 25, 2023)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	—	1
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

BOARD REFRESHMENT

Since 2019, our Board has actively assessed itself against the Company’s current and expected future needs by seeking the advice of outside experts and large stockholders. This resulted in the addition of eight total new directors since 2019. In 2019, our Board added two new directors, Marc Boroditsky and Marc Zenner, augmenting our Board’s skills and experience primarily in the areas of SaaS software, recurring revenue business models, capital allocation, mergers and acquisitions and financing.

In 2020, our Board appointed three additional directors (Naureen Hassan, Marianne Johnson and Al Nietzel). These directors added skills and experience in the financial services industry, financial technology platforms, innovation, R&D, recurring revenue business models, the software industry, capital allocation, executive oversight of operations and change management and financial expertise. This also increased our gender diversity, bringing the total number of women on our Board at the time from one to three.

In 2021, due to a vacancy created by the departure of Ms. Hassan for a role with the federal government, the Board appointed Garry Capers. Mr. Capers was identified by the Corporate Governance and Nominating Committee in connection with a thorough search that began with 15 candidates. Mr. Capers brings expertise, including leading cloud-based software businesses and developing strategies, managing go-to-market approaches and leading client delivery and services.

Also in 2021, pursuant to the Cooperation Agreement by and among the Company, on the one hand, and Legion Partners Asset Management, LLC, a Delaware limited liability company, Legion Partners, L.P. I, a Delaware limited partnership, Legion Partners, L.P. II, a Delaware limited partnership, Legion Partners Offshore I SP I, a Delaware segregated portfolio company of Legion Partners Offshore Opportunities SPC I, a company organized under the laws of the Cayman Islands, Legion Partners, LLC, a Delaware limited liability company, Legion Partners Holdings, LLC, a Delaware limited liability company, Christopher S. Kiper, an individual, and Raymond T. White, an individual, on the other hand (the “Cooperation Agreement”), Sarika Garg and Michael McConnell joined the Board. Ms. Garg brings significant software operational, sales, technology and M&A leadership, and Mr. McConnell, as a former chief executive officer, adds extensive public and private international board experience and leadership insight from various technology and software-oriented companies. Several former directors also retired from the Board or did not stand for re-election in connection with the Cooperation Agreement.

On June 8, 2022, the Board appointed Mr. Moynahan as a director.

Our Board is committed to continuing this process as it balances the knowledge and experience of our longer-tenured directors, the benefits of the fresh perspectives of new directors and the evolving needs of the Company and the input of our stockholders. The average tenure of our directors is now approximately 2.5 years.

BOARD INDEPENDENCE

Our Board conducts an annual review as to whether each of our directors meets the independence standards of the listing standards of Nasdaq. Our Board has determined that each of the current directors, other than Mr. Moynahan, has no material relationship with OneSpan other than as a director and is independent within the listing standards of Nasdaq. In making its independence determinations, our Board has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the current directors. In conducting its evaluation of Ms. Johnson, our Board considered her affiliation with Cox Automotive, Inc., which purchases certain of our e-signature and secure agreement automation services, and in conducting its evaluation of Mr. Boroditsky, our Board considered his affiliations during 2022 with Twilio Inc., from which the Company purchases certain SMS services, and Cloudflare, Inc., from which the Company purchases cloud operations services. Our Board ultimately determined that the transactions considered were routine and normal and that no director derived a material benefit from the transactions. Accordingly, none of these transactions was considered a material relationship that impacted a director’s independence. Mr. Moynahan was not deemed to be independent because he is employed by the Company as our Chief Executive Officer.

BOARD LEADERSHIP STRUCTURE

The current leadership structure of the Company provides for the separation of the roles of the CEO and the Chair of our Board. Mr. Nietzel serves as our independent Chair of our Board and Mr. Moynahan serves as our President and CEO. At this time, in light of the Company’s size and the nature of our business, our Board believes that the separation of these roles serves the best interests of OneSpan and our stockholders.

LEAD INDEPENDENT DIRECTOR

In 2017, our Board adopted a lead independent director policy. In the absence of an independent director holding the position of Chair, our Board will appoint a Lead Independent Director. Given that the Chair of the Board, Mr. Nietzel, is independent, we do not currently have a Lead Independent Director.

Our independent directors regularly meet alone in executive session. In addition, each of our three standing Board committees is comprised solely of independent directors. Our Board regularly reviews the Company’s leadership structure and reserves the right to alter the structure as it deems appropriate.

MEETINGS OF OUR BOARD AND EXECUTIVE SESSIONS

Our Board met eight times during 2022. Each director who served on our Board in 2022 attended at least 86% of the meetings of our Board and the meetings held by all committees on which they served, during their time of service, in 2022. As part of their duties, the directors are expected to attend the annual meetings of stockholders. Each of the then-serving directors attended last year’s annual meeting of stockholders.

The independent members of our Board met regularly in executive session with the Chair of our Board, or the applicable chair of a Board committee, presiding over these executive sessions. For additional information about the number of meetings held by each Board committee in 2022, see “Committees of Our Board.”

COMMITTEES OF OUR BOARD

Our Board’s committee structure currently consists of three principal committees: the Audit Committee, the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee. The Board has adopted a written charter for each of its committees. A copy of each committee’s charter is available on our website, investors.onespan.com, in the governance section of our investor relations webpage. A brief description of the composition and the primary responsibilities of our committees is set forth in the following sections.

AUDIT COMMITTEE
Members	Key Duties and Responsibilities	Meetings in 2022: 6
Marc Zenner (Chair) Sarika Garg Marianne Johnson Michael McConnell	● Reviewing and discussing with the Company’s management and its registered public accounting firm the Company’s annual audited and quarterly financial statements
● Appointing, compensating, evaluating and, when appropriate, terminating the engagement of the Company’s registered public accounting firm
● Evaluating the independence of the Company’s registered public accounting firm
● Inquiring of the Company’s management and its registered public accounting firm about significant risks or exposures and reviewing the steps management has taken to monitor and minimize any such risks, including the Company’s risk assessment and risk management policies
● Reviewing and monitoring the Company’s legal and regulatory compliance
● Reviewing management’s assessment of internal controls over financial reporting and the related reports of the Chief Executive Officer and Chief Financial Officer
● Reviewing and pre-approving all related party transactions

The Audit Committee of our Board must be composed of three or more independent directors, as required by the listing standards of Nasdaq, who also meet the additional independence standards required for audit committee members. The Audit Committee is responsible for overseeing the financial reporting process on behalf of our Board. Our Board has determined that Mr. McConnell and Dr. Zenner qualify as audit committee financial experts and has designated them as such. Each year, the Audit Committee appoints the independent registered public accounting firm.

The Audit Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Audit Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members	Key Duties and Responsibilities	Meetings in 2022: 4
Garry Capers (Chair) Sarika Garg Marianne Johnson	● Reviewing and evaluating the leadership structure of the Board
● Reviewing and assessing the Company’s Corporate Governance Guidelines and recommending changes to the Board as deemed appropriate
● Reviewing and recommending to the Board guidelines and procedures to be used by the Corporate Governance and Nominating Committee in evaluating the Board’s performance and the performance of the various committees of the Board
● Reviewing annually all committees of the Board and recommending changes in the number, function or membership of any such committees as appropriate
● Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates nominated by stockholders and whether members of the Board should stand for re-election
● Establishing, reviewing and periodically updating the Company’s Code of Conduct and Ethics
● Annually reviewing and making recommendations regarding the Company’s ESG program

The Corporate Governance and Nominating Committee of our Board must be composed of three or more independent directors, as required by the listing standards of Nasdaq. The Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
Members	Key Duties and Responsibilities	Meetings in 2022: 6
Michael McConnell. (Chair) Marc Boroditsky Garry Capers	● Reviewing, from time to time, the Company’s compensation strategy to ensure that the Company’s compensation programs and plans allow the Management Development and Compensation Committee to structure the compensation of the Chief Executive Officer and other executive officers in a manner consistent with the Company’s goals and objectives and stockholders’ interests
● Reviewing and approving annually the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating the Chief Executive Officer’s and other executive officers’ performance against those goals and objectives and setting the Chief Executive Officer’s and other executive officers’ compensation based on this evaluation
● Reviewing and, as appropriate, discussing with the Chief Executive Officer and the other executive officers the Company’s compensation policies and practices for non-executive employees of the Company
● Exercising all rights, authority and functions of the Board under the Company’s equity-based compensation plans
● Reviewing and periodically making recommendations to the Board with respect to non-employee director compensation (including compensation for members of committees of the Board)
● Reviewing and providing oversight of the Company’s management development, succession planning and diversity and inclusion efforts
● Reviewing the Company’s assessment as to any material risks of the Company that result from the Company’s compensation policies and practices (including how such policies and practices relate to risk management and risk-taking incentives)

The Management Development and Compensation Committee of our Board must be composed of three or more independent directors, as required by the listing standards of Nasdaq. The members of the Management Development and Compensation Committee must also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and satisfy any other necessary standards of independence under the federal securities and tax laws. The Management Development and Compensation Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Management Development and Compensation Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

DIRECTOR SELECTION PROCESS

The Corporate Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields and possess the skills and expertise to make a significant contribution to our Board, the Company and our stockholders. Director nominees should have executive-level leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. Our Board regularly discusses and compiles a matrix of key areas of experience, skills and other qualifications relating to Board composition. Each member of our Board evaluates himself or herself against the criteria, and the Board reviews and discusses the collective results to perform a gap analysis for purposes of succession planning and evaluating the overall skills and experience needed in future director candidates. All potential director candidates are evaluated in light of this gap analysis.

The Corporate Governance and Nominating Committee generally re-nominates incumbent directors who continue to satisfy the Corporate Governance and Nominating Committee’s criteria for membership on our Board, continue to make important contributions to our Board and consent to continue their service on our Board. However, the Corporate Governance and Nominating Committee regularly considers the needs of the Company and our Board with respect to directors and, if appropriate, the Committee will nominate new directors who best fit those needs. From time to time, the Corporate Governance and Nominating Committee engages a search firm to assist in identifying potential Board candidates.

The Corporate Governance and Nominating Committee will consider candidates for election to our Board who are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each candidate in which he or she consents to act as a director, if elected, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o OneSpan Inc., 121 W. Wacker Drive., 20th Floor, Chicago, Illinois 60601 and should not include self-nominations. The Corporate Governance and Nominating Committee applies the same criteria described above to candidates recommended by stockholders. The Corporate Governance and Nominating Committee did not receive any recommendations for director candidates for the Annual Meeting from any stockholder.

Any stockholder may nominate candidates for election as directors by following the procedures set forth in the OneSpan Inc. By-laws, as amended and restated on January 30, 2023 (our “By-laws”), including the applicable notice, information and consent provisions. For further information regarding these procedures, see “Other Matters—Director Nominations by Stockholders and Stockholder Proposals of Other Business.” A copy of our By-laws is available on our corporate website at www.investors.onespan.com in the governance section of our investor relations webpage.

OUR BOARD’S ROLE IN RISK OVERSIGHT

Our Board is primarily responsible for overseeing the assessment and management of the Company’s risk exposure, including the balance between risk and opportunity and the totality of risk exposure across the organization. Our Board does so directly and through each of its committees. Our Board and each of its committees regularly discuss with management the Company’s major risk exposures, their likelihood, the potential financial impact such risks may have on the Company and the steps the Company takes to manage any such risks. The Audit Committee oversees the Company’s risks and exposures regarding financial reporting and legal and regulatory compliance. The Management Development and Compensation Committee oversees risks relating to our overall incentive compensation programs and succession planning, including those for senior management. The Corporate Governance and Nominating Committee oversees ESG-related risks and risks related to compliance with our Corporate Governance Guidelines and Code of Conduct and Ethics.

In addition and as necessary or appropriate, our Board and its committees may also retain outside legal, financial or other advisors. Our Board reviews the Company’s overall risk management program at least annually, including the corporate insurance program. Throughout the year, management updates our Board and relevant committees about factors that affect areas of potential significant risk. In addition, our internal audit director is involved with our enterprise risk management process along with our information security team and reports directly to our Audit Committee on all matters, without other members of management present. We believe that this is an effective approach for addressing the risks faced by OneSpan and that our Board’s leadership structure also supports this approach by providing additional independent risk oversight.

Further Information on Information Security at OneSpan

Optimizing security efforts and resources to properly protect OneSpan’s information systems and information assets requires a structured approach to identify the various assets needing to be protected, their relative importance to OneSpan and the risks faced by such assets. At least annually, we identify the security measures already in place, assess their effectiveness to help measure the residual risk and prioritize any changes that would be required to lower the risk to an acceptable level for OneSpan.

Governance. OneSpan’s Information Security Risk Management Policy formalizes everyone’s responsibility, from senior managers to individual users, in limiting information security risks. The policy is approved by the Information Security Steering Committee, is reviewed on a yearly basis to account for changes in OneSpan’s risk environment and describes a formal process to identify, assess, and track key information security risks. When required, a risk treatment plan is implemented to bring risk levels below acceptable risk tolerance.

OneSpan’s Information Security Steering Committee is composed of key senior leaders who operate under a formal charter. Their role is to oversee the corporate information security program and OneSpan’s security posture. Their role also includes tracking progress over information security risks and approving and tracking risk-reduction initiatives. The Information Security Steering Committee conducts regular meetings, at least quarterly, with OneSpan’s Chief Information Security Officer.

Our Board also oversees the progress of the information security program and the variation of information security risks through quarterly information security briefings, at a minimum. The Audit Committee, comprised solely of independent directors, has the primary responsibility for this oversight.

Insurance. OneSpan maintains a cybersecurity risk insurance policy and utilizes the services of an independent insurance broker that also provides insurance advisory support.

Reviews and Certifications. For internal OneSpan information systems and information assets, we conduct regular internal reviews and employ continuous security monitoring. In order to provide additional assurance, OneSpan has conducted periodic independent reviews of the key components of its security program. These reviews are carried out by individuals independent of the area under review. Areas for review and the schedule for such reviews is determined based on their criticality.

For customer-facing products and services, in addition to internal reviews and testing, we undergo various external reviews and certifications. Some of our products are certified under specific technical standards or industry guidelines, such as European banking regulations referred to as PSD2. In addition, our cloud platforms for SaaS solutions are audited annually by external independent auditors. The auditors review our platforms against the Service Organization Controls (SOC) 2 and ISO 27001, 27017 and 27018 standards. We receive annual certifications under these audits.

In addition, we conduct self-assessment activities for those standards or regulations that are not covered by the external auditors, such as the General Data Protection Regulation in Europe and Health Insurance Portability and Accountability Act regulations in the United States.

Third-party risks. OneSpan’s vendor security risk management program covers all vendors that require connectivity to OneSpan systems, or access to OneSpan confidential information. Security reviews are performed periodically, based on the vendor criticality, to identify potential security issues with the vendor systems or practices.

Training. In order to reduce the likelihood and impact of security incidents, OneSpan has implemented a global security awareness training program that includes mandatory security and privacy awareness training for all personnel at hire time and yearly thereafter. Additional training is made available to personnel as required based on their role. This includes secure development training for developers, in support of OneSpan’s secure development lifecycle, as well as incident response training.

In response to the various phishing attacks that often are at the root of many security breaches, and in addition to the various technical controls that are in place, OneSpan has implemented recurring phishing campaigns that target our employees in order to improve their ability to recognize and report phishing messages. Employees who respond inappropriately to internal phishing campaigns receive additional remedial training.

COMMUNICATIONS WITH DIRECTORS

Stockholders may send communications to our Board at the Company’s address, 121 West Wacker Drive, 20th Floor, Chicago, IL 60601. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to our Board as a whole and designated as “Confidential,” the communication will be delivered to the Chair of our Board. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of our Board at its next regularly scheduled meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

INTRODUCTION

Each member of our Board is up for election at the Annual Meeting and, if elected, will hold office for a one-year term expiring at the next annual meeting. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If a director retires, resigns or is otherwise unable to serve before the end of his or her one-year term, our Board may appoint a director to fill the remainder of such term, reduce the size of our Board or leave the position vacant.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” OUR BOARD’S NOMINEES.

OUR BOARD’S NOMINEES AND THEIR QUALIFICATIONS

All eight of our Board’s Nominees have been nominated by our Board, at the recommendation of the Corporate Governance and Nominating Committee, for election at the Annual Meeting to serve for a one-year term ending at our 2024 Annual Meeting and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. All of the Board’s Nominees have consented to serving as a nominee, being named in the Proxy Statement and serving as a director if elected. The Corporate Governance and Nominating Committee and our Board believe that each of our Board’s Nominees brings a strong and distinct set of perspectives, experiences and skills to OneSpan. The Corporate Governance and Nominating Committee and our Board believe that if our Board is comprised of these nominees, our Board will be effective and well-functioning and have an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to OneSpan and our stockholders.

Our Board has affirmatively determined that each of our Board’s Nominees other than Mr. Moynahan qualifies as an independent director under Nasdaq listing rules. None of our Board’s Nominees is being elected pursuant to any arrangement or understanding between any of the Board’s Nominees and any other person or persons. For further information on the process for director nominations and criteria for selection of Board nominees, see “Information Regarding Our Board of Directors—Director Selection Process” beginning on page 18.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES.

Name	Age	Director Since	Position(s) with OneSpan
Alfred Nietzel	61	2020	Chair of our Board
Marc Boroditsky	60	2019	Director
Garry Capers	46	2021	Director
Sarika Garg	47	2021	Director
Marianne Johnson	57	2020	Director
Michael McConnell	57	2021	Director
Matthew Moynahan	52	2022	President, Chief Executive Officer and Director
Marc Zenner	60	2019	Director

Alfred Nietzel, Chair of Our Board

Board Member, Independent Executive Consultant and Retired Chief Financial Officer Director Since: 2020 Age: 61 Independent: Yes	Outside Public Company Directorships: Cerence Inc. (2019 – Present)

Executive Experience:
Mr. Nietzel has been a director since November 2020 and Chair of the Board since July 2021. Mr. Nietzel is a board member of Cerence Inc., a global cloud software company that provides AI-powered assistants and innovations for connected and autonomous vehicles, where he also serves on the audit and nominating and governance committees. He also serves as a director at Baxter Credit Union, one of the largest credit unions in the United States. He has served in executive finance roles for 16 years including most recently as Chief Financial Officer of CDK Global, Inc., the largest global provider of integrated technology and digital marketing solutions for the automotive retail and vehicle manufacturing industry, from 2014 to 2017. Prior to that, he was with Automatic Data Processing, Inc. (“ADP”), the leading global provider of cloud-based human capital management technology and services, since 2001, and led the financial and administrative execution of the spin-off of ADP’s Dealer Services Division to create CDK Global, Inc. Mr. Nietzel served as Chief Financial Officer for ADP’s Dealer Services Division, Chief Financial Officer for the Employer Services Division and ADP’s Corporate Controller, leading the financial and business integration processes for multiple large acquisitions and divestitures during his time at ADP. Prior to joining ADP, Mr. Nietzel served for 17 years with Procter & Gamble Inc., a multinational consumer goods company, in numerous operational finance, sales/marketing and audit roles. Mr. Nietzel holds a B.S. in Accounting and Finance from Eastern Illinois University.

Relevant Skills and Qualifications:

✔ Technology, Software, SaaS and/or Cybersecurity Experience

✔ Operations Experience

✔ Banking and Financial Services Industry Experience

✔ Corporate Finance and Capital Allocation Experience

✔ M&A Experience

✔ Accounting, Audit, Financial Controls, Financial Risk and Enterprise Risk Management Experience

✔ Public Company Board and Corporate Governance Experience

Mr. Nietzel is a global finance executive who has over 20 years of demonstrated finance experience across consumer products and B2B services and has operated as a CFO of a public company of scale. He has recent experience as both a public, and privately held, company Board member. His earlier career experience at Procter & Gamble included multiple expatriate assignments requiring long-term relocation to both Europe and Australia.

Marc Boroditsky

President of Revenue, Cloudflare, Inc. Director Since: 2019 Age: 60 Independent: Yes	Standing Board Committees: Management Development and Compensation Outside Public Company Directorships: None

Executive Experience:
Mr. Boroditsky has been a director since June 2019. He is a member of the Management Development and Compensation Committee. Since November 2022, Mr. Boroditsky has served as the President of Revenue for Cloudflare, Inc, a global cloud services provider. From July 2020 to August 2022, he served as the Chief Revenue Officer at Twilio Inc., a cloud communication platform that engages customers across channels such as SMS, voice, video and email. Prior to that, he served as Twilio’s Senior Vice President of Sales from February 2017 to July 2020 and as Twilio’s Vice President and General Manager of Authentication Solutions from February 2015 to February 2017. Before joining Twilio, Mr. Boroditsky was President and COO of Authy, a software authentication company, from September 2014 until it was acquired by Twilio in February 2015. Prior to Authy, Mr. Boroditsky was VP of Identity and Access Management at Oracle Corporation, a provider of integrated cloud applications and platform services. Mr. Boroditsky has more than 30 years of experience with technology companies. He has founded and financed four software companies in electronic medical records, authentication and identity management. He successfully sold Authy to Twilio and Passlogix to Oracle. Mr. Boroditsky attended the University of California, San Diego.

Relevant Skills and Qualifications:

✔ Technology, Software, SaaS and/or Cybersecurity Experience

✔ Product Management, Development, R&D, and/or Innovation Experience

✔ Sales, Marketing and/or Customer Success Experience

✔ M&A Experience

✔ CEO Experience

Mr. Boroditsky has an extensive security software, sales, finance, product management and operations background, having served in executive roles at numerous technology companies, both private and publicly traded. He provides our Board with unique insights into the Company’s growth strategies, sales operations, software solutions including SaaS, software company operations and our target markets.

Garry Capers

Division President, Deluxe Corporation Director Since: 2021 Age: 46 Independent: Yes	Standing Board Committees: Corporate Governance and Nominating Committee (Chair) Management Development and Compensation Committee Outside Public Company Directorships: None

Executive Experience:
Mr. Capers has been a director since April 2021. He is a member of the Corporate Governance and Nominating Committee and Management Development and Compensation Committee. Mr. Capers joined Deluxe Corporation, a financial services company, in September 2019, where he serves as Division President: Data Solutions, Promotional Solutions, and Go-to-Market Enablement and is a member of the executive leadership team. At Deluxe Corporation, Mr. Capers has full financial and operational responsibility for the Data Solutions portfolio (including marketing data and analytics, website design and hosting and SaaS-based applications primarily targeted at end markets in the financial services industry, providing business intelligence and reporting for small banks and business incorporation services for small businesses), Promotional Solutions (including branding, merchandising, and sourcing of print, promotional and apparel goods), and Go-to-Market Enablement (including corporate brand, events, marketing analytics, business intelligence, sales enablement, and sales compensation administration). Mr. Capers has served as a director of The National Center for Civil and Human Rights, a nonprofit organization, since January 2023. From January 2017 to September 2019, Mr. Capers held multiple executive leadership roles at ADP, including Senior Vice President, NA Comprehensive Outsourcing Services from January 2018 to September 2019 and Division Vice President, NAS Southeast Region from January 2018 to January 2018. From December 2007 through January 2017, Mr. Capers held various roles at Equifax Inc., a credit agency, overseeing business-to-business marketing units that focused on marketing data services for corporations, small businesses and consumers, including serving as General Manager – Equifax Marketing Services from April 2016 to January 2017. While at Equifax Inc., Mr. Capers also led the formation of a new business unit within the fraud and identity management space. Prior to Equifax, Mr. Capers was a management consultant with Bain & Company, departing as a manager with focus in the retail and financial services sectors. Mr. Capers holds a B.A. in Business Administration from Morehouse College and an MBA in Marketing from The Wharton School at the University of Pennsylvania.

Relevant Skills and Qualifications:

✔ Technology, Software, SaaS and/or Cybersecurity Experience

✔ Product Management, Development, R&D, and/or Innovation Experience

✔ Operations Experience

✔ Sales, Marketing and/or Customer Success Experience

✔ M&A Experience

Mr. Capers brings a wealth of strategic and operational experience in the markets the Company serves to our Board. With 15 years in the financial technology field including years of experience in management consulting, he contributes to the continued development of OneSpan’s growth driven value creation strategy.

Sarika Garg

Co-founder and Chief Executive Officer at Cacheflow Inc Director Since: 2021 Age: 47 Independent: Yes	Standing Board Committees: Audit Committee Corporate Governance and Nominating Committee Outside Public Company Directorships: None

Executive Experience:
Ms. Garg has been a director since June 2021. She is a member of the Audit and Corporate Governance and Nominating Committees. Ms. Garg serves as Co-founder and Chief Executive Officer at Cacheflow Inc., a B2B SaaS company. She was previously Chief Strategy Officer responsible for product and go-to-market at Tradeshift, Inc., a cloud network and platform for supply chain payments, marketplaces, and apps. During her tenure from 2015 through 2020, she helped Tradeshift grow from a small 100-person startup to a valuation of approximately $2.7 billion by 2020. Before joining Tradeshift, Ms. Garg led product management for Ariba Network, following its acquisition by SAP SE. Ms. Garg started her career at SAP SE, a multinational software corporation, where she spent over 10 years. She has been recognized as one of the Top 50 Women Leaders in SaaS by The Software Report in both 2018 and 2019 and is a member of the Forbes Business Development Council.

Relevant Skills and Qualifications

✔ Technology, Software, SaaS and/or Cybersecurity Experience

✔ Product Management, Development, R&D, and/or Innovation Experience

✔ Sales, Marketing and/or Customer Success Experience

✔ M&A Experience

✔ CEO Experience

Ms. Garg brings significant software operational, sales, technology and M&A leadership experience to our Board. She has over 20 years of experience in building and taking to market enterprise solutions globally at SAP SE, Ariba Network and Tradeshift Inc., including strategic M&A. Ms. Garg also possesses experience with both perpetual license and SaaS license solutions and organizational setup. In addition, she is an expert in SaaS operations, sales and architectures, particularly in the financial technology space.

Marianne Johnson

Executive Vice President and Chief Product Officer, Cox Automotive, Inc. Director Since: 2020 Age: 57 Independent: Yes	Standing Board Committees: Audit Committee Corporate Governance and Nominating Committee Outside Public Company Directorships: None

Executive Experience:
Ms. Johnson has been a director since March 2020. She is a member of the Audit and Corporate Governance and Nominating Committees. She has been the Executive Vice President and Chief Product Officer at Cox Automotive, Inc. (“Cox”), one of the largest automotive services companies in the world providing cloud-based technology and other solutions for the automotive wholesale and retail marketplace, since June 2018. She leads Cox’s product, engineering and data science teams, as well as the product innovation discipline to integrate and transform Cox’s comprehensive suite of software and services. In mid-2018, Ms. Johnson began the work of standardizing and improving product and engineering practices by modernizing both disciplines at Cox. She launched a unique product innovation framework, which transformed the speed and relevancy of products for Cox’s customers. Before joining Cox, Ms. Johnson was at First Data Corporation (now Fiserv, Inc.), a global leader in payments and financial technology, where she was head of product innovation and technology for the network and security solutions line of business and senior vice president of enterprise commercialization from May 2015 to May 2018. She has been named one of the top Women Worth Watching® by Profiles in Diversity Journal ® and Woman of the Year by The Technology Association of Georgia.

Relevant Skills and Qualifications:

✔ Technology, Software, SaaS and/or Cybersecurity Experience

✔ Product Management, Development, R&D, and/or Innovation Experience

✔ Operations Experience

✔ Banking and Financial Services Industry Experience

✔ Sales, Marketing and/or Customer Success Experience

✔ M&A Experience

Ms. Johnson has decades of experience in the financial technology field, having served in senior roles focusing on product innovation, operational excellence and growth. She also brings to our Board experience in product innovation, cloud-based software development, research and design, data science and executive management.

Michael McConnell

Private Investor Director Since: 2021 Age: 57 Independent: Yes

Standing Board Committees:

Audit Committee

Management Development and Compensation Committee (Chair)

Outside Public Company Directorships:

Adacel Technologies Limited

QuickFee

Vonage Holdings Corp. (2019 –2022)

SPS Commerce, Inc. (2018 – 2019)

Spark Networks SE (2014 – 2017)

Redflex Holdings Ltd. (2011 – 2014)

Guidance Software, Inc. (2016 – 2017)

Executive Experience:

Mr. McConnell has been a director since June 2021. He is the chair of the Management Development and Compensation Committee and a member of the Audit Committee. Mr. McConnell currently serves as Chairman of the Board of Adacel Technologies Limited, a developer of air traffic management systems and technology, and previously served as a member of its board of directors beginning in 2017. He also serves as a non-executive director at QuickFee, a provider of online payment and lending solutions. Mr. McConnell’s prior board experience includes serving on the boards of Vonage Holdings Corp., a cloud communications provider, from 2019 through its sale in July 2022, SPS Commerce, Inc., a provider of cloud-based supply chain management services, from 2018 through 2019, and Spark Networks SE, a leader in affinity-based online subscription dating networks, from 2014 until the company was sold in 2017. He also served as Spark Network’s interim executive chairman and chief executive officer during 2014, and he previously served as a non-executive director and as executive chairman of Redflex Holdings Ltd., a provider of intelligent transport system solutions and services, from 2011 to 2014. Mr. McConnell also previously served on the board of Guidance Software, Inc., a global provider of forensic security solutions, from 2016 until the company was sold in 2017. He has also served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. He is the former Managing Director of Shamrock Capital Advisors, a private investment company.

Relevant Skills and Qualifications:

✔ Technology, Software, SaaS and/or Cybersecurity Experience

✔ Corporate Finance and Capital Allocation Experience

✔ M&A Experience

✔ Accounting, Audit, Financial Controls, Financial Risk and Enterprise Risk Management Experience

✔ Public Company Board and Corporate Governance Experience

✔ CEO Experience

Mr. McConnell has extensive operating and financial experience as an executive officer at various technology companies. He brings over two decades of investment, operational and public board experience to OneSpan. Mr. McConnell’s skills and experiences provide a valuable asset to our Board in developing strategic alternatives to drive stockholder value.

Matthew Moynahan

President and Chief Executive Officer Director Since: 2022 Age: 52 Independent: No	Standing Board Committees: N/A Outside Public Company Directorships: None

Executive Experience:

Mr. Moynahan has served as OneSpan’s President and Chief Executive Officer since November 2021 and as a director since June 2022. Before OneSpan, he was the Chief Executive Officer of Forcepoint LLC, a global provider of commercial and government cybersecurity solutions and a subsidiary of Raytheon Technologies Corporation, from May 2016 until its acquisition by Francisco Partners in January 2021. Prior to that, Mr. Moynahan served as President of Arbor Networks, a network security and monitoring software company and a subsidiary of Danaher Corporation, from January 2012 through May 2016, where he was responsible for building a large commercial cloud DDoS platform and network-based advanced threat protection systems, and as President and Chief Executive Officer of Veracode, Inc., a SaaS pioneer of cloud-based software security testing platforms, from April 2006 through May 2011. He also served as Vice President of Symantec’s enterprise product management group, as well as Vice President and General Manager of its consumer division. Mr. Moynahan holds a Bachelor of Arts in History and Economics from Williams College and a Master of Business Administration from the Harvard Business School.

Relevant Skills and Qualifications:

✔ Technology, Software, SaaS and/or Cybersecurity Experience

✔ Product Management, Development, R&D, and/or Innovation Experience

✔ Sales, Marketing and/or Customer Success Experience

✔ Operations Experience

✔ Banking and Financial Services Industry Experience

✔ Corporate Finance and Capital Allocation Experience

✔ M&A Experience

✔ CEO Experience

✔ ESG or Human Capital/Talent Acquisition Experience

Mr. Moynahan has more than two decades of global technology experience across both on-premises and cloud services, and nearly every facet of cybersecurity. He brings to our Board extensive industry knowledge and a strong track record in implementing growth strategies and operational transformation at SaaS and software technology companies.

Marc Zenner

Chief Financial Officer of Persefoni Director Since: 2019 Age: 60 Independent: Yes	Standing Board Committees: Audit Committee (Chair) Outside Public Company Directorships: Sentinel Energy Services Inc. (2017 – 2020) Innerworkings, Inc. (2019 – 2020)

Executive Experience:
Dr. Zenner has been a director since June 2019. He is the Chair of the Audit Committee. Since August 2021, Mr. Zenner has served as the Chief Financial Officer of Persefoni, a climate management and accounting platform. He also has served as an Executive in Residence at the University of Miami Herbert Business School since March 2021. He retired from investment banking in September 2017 after having spent 10 years at J.P. Morgan & Co. and over six years at Citigroup, Inc., both leading financial services firms. At J.P. Morgan, Dr. Zenner was a Managing Director and Global Co-Head of Corporate Finance Advisory from 2007 to 2017. At Citigroup, he was a Managing Director and Global Head of the Financial Strategy Group from 2000 to 2007. Prior to his career in investment banking, Dr. Zenner had a distinguished career as a professor at the University of North Carolina Chapel Hill Business School where he was a professor and the finance area chair. Dr. Zenner received numerous awards for his teaching and is the author of a wealth of academic and practitioner articles. Dr. Zenner previously served on the board of directors of Sentinel Energy Services Inc., a special purpose acquisition company that focuses on the oil field services sector, where he was the chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee, as well as on the board of Innerworkings, Inc., a marketing execution company that was acquired in the summer of 2020, where he was a member of the Audit Committee. In addition, Dr. Zenner is a senior advisor for enterprise and smart data technology startups and serves as a valuation, corporate finance and investment banking expert. Dr. Zenner is also a Chartered Financial Analyst. Dr. Zenner is originally from Belgium where he received an undergraduate degree in business engineering from K.U. Leuven. He then received an MBA from City University in London, U.K. and a Ph.D. in Financial Economics from Purdue University, where he was a Fulbright Scholar.

Relevant Skills and Qualifications:

✔ Technology, Software, SaaS and/or Cybersecurity Experience

✔ Banking and Financial Services Industry Experience

✔ Corporate Finance and Capital Allocation Experience

✔ M&A Experience

✔ Accounting, Audit, Financial Controls, Financial Risk and Enterprise Risk Management Experience

✔ Public Company Board and Corporate Governance Experience

✔ ESG or Human Capital/Talent Acquisition Experience

Dr. Zenner has extensive finance, investment banking, capital markets, M&A and capital allocation experience, having served as a Chief Financial Officer, board member of other public firms, in senior roles at major international investment banks, and as a Professor of Finance. He provides our Board with deep insights into the Company’s capital structure, capital allocation strategies, and M&A program.

Additional Information

While our Board does not contemplate that any of our Board’s Nominees will not be able to serve as directors, if unforeseen circumstances (for example, death or disability) make it necessary for our Board to substitute another person for any of our Board’s Nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or our Board may, in its discretion, reduce the number of directors to be elected.

Our Board unanimously recommends voting “FOR” the election of each of our Board’s Nominees.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

WHAT YOU ARE BEING ASKED TO APPROVE

We hold advisory (non-binding) votes on the compensation of our NEOs, which are commonly referred to as “say-on-pay” votes, at every annual meeting of stockholders. Our Board values the opinions of our stockholders and believes an annual advisory (non-binding) vote allows our stockholders to provide us with their input on our executive compensation program. We conducted an advisory vote on the frequency of the say-on-pay vote at our 2020 annual meeting of stockholders. Following the recommendation of our stockholders, we will continue to hold our say-on-pay vote on an annual basis. We received strong approval of our say-on-pay vote at our 2022 annual meeting of stockholders, with 89% of our stockholders who voted at the meeting voting for the approval of our compensation framework for our NEOs.

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2022, as disclosed in the “Compensation Discussion and Analysis” section beginning on page 40 and the accompanying compensation tables and related narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement. The next stockholder advisory vote to approve executive compensation will be held at our 2024 Annual Meeting.

OUR COMPENSATION PROGRAMS

We believe that our NEO compensation programs described throughout the “Compensation Discussion and Analysis” section on page 40 of this Proxy Statement are aligned with our strategic objectives and address evolving concerns in the very competitive technology industry. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders.

RESOLUTION FOR ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our Board and its committees value the opinions of our stockholders and will carefully consider the voting results when evaluating our executive compensation programs. However, because this vote is advisory, it is not binding on our Board or its committees. Our Board recommends that our stockholders vote “FOR” the following non-binding resolution at the Annual Meeting:

RESOLVED, that the compensation of the named executive officers of OneSpan Inc., as disclosed in the proxy statement for the 2023 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion), is hereby APPROVED on an advisory basis.

Our Board unanimously recommends voting “FOR” the approval, on an advisory (non-binding basis) of our NEO Compensation.

PROPOSAL 3

ADVISORY VOTE ON RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed KPMG as the independent registered public accounting firm for the fiscal year ending December 31, 2023. Stockholder ratification of the appointment of KPMG is not required by our By-laws or other applicable legal requirements. However, our Board considers it desirable for stockholders to pass upon the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our stockholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2022 and has acted as independent registered public accounting firm for the Company since 1996. Representatives of KPMG are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Our Board unanimously recommend voting “FOR” the ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND MANAGEMENT

The table below sets forth certain information with respect to the beneficial ownership of our Common Stock, as of April 11, 2023, unless otherwise indicated, for (i) each person or entity known by us to beneficially own more than 5% of the outstanding shares of our Common Stock, (ii) each of our directors and our Board’s Nominees, (iii) each of our NEOs and (iv) all of our current directors and executive officers as a group. Unless otherwise indicated below, and subject to applicable community property laws, we believe based on the information provided to us that each beneficial owner has sole voting and investment power with respect to all shares of our Common Stock listed below. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, Illinois 60601.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
5% Stockholders
BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	6,489,089	(2)	16.2%
T. Kendall Hunt
110 N. Wacker Drive, Mail Code: IL 4-110-17-00, Chicago, IL 60606	3,417,703	(3)	8.6%
Entities affiliated with Legion Partners Asset Management, LLC
12121 Wilshire Boulevard, Suite 1240, Los Angeles, CA 90025	3,193,112	(4)	8.0%
The Vanguard Group
100 Vanguard Boulevard. Malvern, PA 19355	2,713,586	(5)	6.8%
Altai Capital Management, L.P.
4675 MacArthur Court, Suite 1500, Newport Beach, CA 92660	2,300,000	(6)	5.8%
Legal & General Investment Management Limited
One Coleman Street, London, EC2R 5AA, UK	2,100,495	(7)	5.3%
Directors and Our Board’s Nominees
Marc Boroditsky	28,336		*
Garry Capers	11,157		*
Sarika Garg	18,301		*
Marianne Johnson	20,677		*
Michael McConnell	58,026		*
Alfred Nietzel	32,451
Marc Zenner	37,836		*
Named Executive Officers
Matthew Moynahan	91,044		*
Jorge Martell	9,089
Lara Mataac	3,280
Jan Kees van Gaalen	—		*
Steven Worth	—		*
All Executive Officers and Directors as a group (10 persons)	310,197		*

*	Ownership is less than 1% of the outstanding shares of our Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days after April 11, 2023, if any, or restricted stock units (“RSUs”) held by such person that vest within 60 days of April 11, 2023, if any, are deemed to be beneficially owned and outstanding for purposes of calculating such person’s beneficial ownership but are not deemed outstanding for purposes of computing the percentage ownership of any other person. None of the members of our Board or our NEOs own any options exercisable within 60 days after April 11, 2023 or any RSUs that vest within 60 days after April 11, 2023. As of April 11, 2023, there were 39,949,000 shares of Common Stock outstanding.

(2)	Based solely on information contained in a Schedule 13G/A filed on January 23, 2023 by BlackRock, Inc. (“BlackRock”), providing information with respect to its beneficial ownership as of December 31, 2022. BlackRock reported it had sole voting power over 6,432,403 shares, shared voting power over no shares, sole dispositive power over 6,489,089 shares and shared dispositive power over no shares.
(3)	Based solely on information contained in a Schedule 13G/A filed on February 13, 2023 by T. Kendall Hunt, providing information with respect to his beneficial ownership as of December 31, 2022. T. Kendall Hunt reported he had sole voting power over 3,256,448 shares, shared voting power over 161,255 shares, sole dispositive power over 3,256,448 shares and shared dispositive power over 161,255 shares.
(4)	Based solely on a Schedule 13D/A filed on September 6, 2022 by Legion Partners, L.P. I (“Legion Partners I”), providing information with respect to its beneficial ownership as of September 2, 2022. Legion Partners I reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,389,829 shares. Legion Partners, L.P. II (“Legion Partners II”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 342,865 shares. Legion Partners Offshore I SP I (“Legion Partners Offshore I”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 460,418 shares. Legion Partners Offshore I is a segregated portfolio company of Legion Partners Offshore Opportunities SPC I. Legion Partners, LLC (“Legion Partners GP”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,732,694 shares. Legion Partners GP, as the general partner of each of Legion Partners I and Legion Partners II, may be deemed the beneficial owner of the (i) 2,389,829 shares owned by Legion Partners I and (ii) 342,865 shares owned by Legion Partners II. Legion Partners Asset Management, LLC (“Legion Partners Asset Management”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,193,112 shares. Legion Partners Asset Management, as the investment advisor of each of Legion Partners I, Legion Partners II and Legion Partners Offshore I, may be deemed the beneficial owner of the (i) 2,389,829 shares owned by Legion Partners I, (ii) 342,865 shares owned by Legion Partners II and (iii) 460,418 shares owned by Legion Partners Offshore I. Legion Partners Holdings, LLC (“Legion Partners Holding”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,193,312 shares. As of the close of business on September 6, 2022, Legion Partners Holdings directly owned 200 shares. Legion Partners Holdings, as the sole member of Legion Partners Asset Management and sole member of Legion Partners GP, may be deemed the beneficial owner of the (i) 2,389,829 shares owned by Legion Partners I, (ii) 342,865 shares owned by Legion Partners II and (iii) 460,418 shares owned by Legion Partners Offshore I. Christopher S. Kiper reported that he had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,193,312 shares. Raymond T. White reported that he had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,193,312 shares. Each of Messrs. Kiper and White, as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, may be deemed the beneficial owner of the (i) 2,389,829 shares owns by Legion Partners I, (ii) 342,86 shares owned by Legion Partners II, (iii) 460,418 shares owned by Legion Partners Offshore I and (iv) 200 shares owned by Legion Partners Holdings.
(5)	Based solely on a Schedule 13G/A filed on February 9, 2023 by The Vanguard Group (“Vanguard”), providing information with respect to its beneficial ownership as of December 30, 2022. Vanguard reported that it had sole voting power over no shares, shared voting power over 38,027 shares, sole dispositive power over 2,644,486 shares and shared dispositive power over 69,100 shares.

(6)	Based solely on a Schedule 13D filed on November 21, 2022 by Altai Capital Management, L.P. (“Altai L.P.”), providing information with respect to its beneficial ownership as of November 10, 2022. Altai L.P. reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,300,000 shares. Altai Capital Management, LLC (“Altai LLC”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,300,000 shares. Rishi Bajaj reported that he had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,300,000 shares. The shares are held for the account of Altai Capital Osprey, LLC (“Osprey”) and accounts separately managed by Altai L.P. (the “Separately Managed Accounts”). Altai L.P. serves as investment manager to each of Osprey and the Separately Managed Accounts. Each of Altai L.P., Altai LLC and Mr. Bajaj may be deemed to have voting and dispositive power over the common stock held for the account of each of Osprey and the Separately Managed Accounts. The filing of the Schedule 13D shall not be deemed an admission that any Altai L.P., Altai LLC or Mr. Bajaj is the beneficial owner of the securities reported in the Schedule 13D for purposes of Section 13 of the Exchange Act, or otherwise.
(7)	Based solely on a Schedule 13G/A filed on February 16, 2023, by Legal & General Investment Management Limited (“Legal & General”), providing information with respect to its beneficial ownership as of December 31, 2022. Legal & General is a discretionary investment manager authorized and regulated by the UK financial conduct authority. Legal & General UCITS ETF Plc (the “L&G Company”) is organized as an open-ended investment company with variable capital structured as an umbrella fund and comprised of separate sub-funds. The L&G Company has segregated liability between its funds and is organized under the laws of Ireland as a public limited company pursuant to the Companies Act (2014) (as amended) (the “Companies Act”). The L&G Company has entered into a management agreement with LGIM Managers (Europe) Limited under which the manager is responsible for the management of the L&G Company’s affairs. LGIM Managers (Europe) Limited is a limited liability company incorporated in Ireland and authorized by the Central Bank of Ireland as a super manco. LGIM Managers (Europe) Limited has appointed Legal & General as the investment manager for each of the funds. Legal & General reported that it had shared voting power and shared dispositive power over 2,100,495 shares and sole voting power and sole dispositive power over no shares. Each of L&G Company and LGIM Managers (Europe) Limited reported that it had shared voting power and shared dispositive power over 2,020,357 shares and sole voting power and sole dispositive power over no shares. The address of the principal office of Legal & General is One Coleman Street, London, EC2R 5AA, UK, and the address of the principal office of L&G Company and LGIM Managers Europe is 70 Sir John Rogersons Quay, Dublin 2, Ireland.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms or written representations that no reports under Section 16(a) were required, we believe that, for the year ended December 31, 2022, all of the Company’s directors, executive officers and greater than 10% beneficial owners complied with Section 16(a) filing requirements applicable to them, except for the following: Mr. Capers had one late Form 4 for an RSU grant made on January 5, 2022 and one late Form 4 for an RSU vesting event that occurred on April 6, 2022; Mr. Moynahan had one late Form 4 for an RSU grant made on February 17 2022; and each of Mr. McConnell and Ms. Garg had one late Form 4 related to RSU vesting events that occurred on January 4, 2022. All late filings were the result of administrative errors.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2022.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	2,333,880	(3)	N/A	1,964,990
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	2,333,880		N/A	1,964,990

(1)	RSUs and performance-based restricted stock units (“PSUs”) do not have an exercise price, and the Company does not have any outstanding options.

(2)	The Company has one active incentive plan that has been approved by our stockholders, the OneSpan Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”).

(3)	Consists of 1,734,770 shares of our Common Stock subject to outstanding RSU awards and 599,110 shares of our Common Stock subject to outstanding PSU awards. The number of shares of our Common Stock subject to outstanding PSU awards reflects the target amount awarded for awards outstanding as of December 31, 2022.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the applicable requirements of the SEC and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee held discussions with management and KPMG LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and KPMG LLP. The Audit Committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. These matters included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting and their evaluation of the Company’s internal control over financial reporting.

The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described below is compatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and KPMG LLP and the Audit Committee’s review of the representation of management and the disclosures by KPMG LLP to the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Respectfully submitted,

Marc Zenner (Chair)

Sarika Garg

Marianne Johnson

Michael McConnell

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR 2022 AND 2021

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG, our independent registered public accounting firm. It is currently the policy of the Audit Committee to pre-approve all audit services rendered by KPMG, and Audit Committee has also delegated to its Chair the authority to pre-approve KPMG permissible non-audit services, with the Chair of the Audit Committee and KPMG required to summarize any such approvals at the subsequent Audit Committee meeting. The Audit Committee’s policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Audit Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Audit Committee outlining the scope of the audit and related audit fees. Our senior management also recommends, from time to time, to the Audit Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm then each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit services, is provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee is informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

The following sets forth the amount of fees paid to our independent registered public accounting firm, KPMG, for services rendered in 2022 and 2021:

	2022	2021
Audit Fees	$2,054,825	$1,830,305
Tax Fees	12,880	—
Audit-Related Fees	116,618	90,000
All Other Fees	—	—
TOTAL	$2,184,323	$1,920,305

Audit Fees. For 2022 and 2021, audit fees consisted of fees billed for the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

Tax Fees. For 2022, tax fees consist of fees for permissible foreign subsidiary tax compliance services and permissible tax consulting services in the U.S.

Audit-Related Fees. For 2022 and 2021, other fees billed by KPMG were fees associated with the performance of permissible attestation services.

The Audit Committee, including through authority delegated to the Chair, pre-approved all of the above fees for both 2022 and 2021.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Executive officers are elected annually by our Board, to hold office until their successors are elected and qualified or until their earlier resignation or removal.

Matthew Moynahan
President and Chief Executive Officer
Mr. Moynahan has served as OneSpan’s President and Chief Executive Officer since November 2021 and as a director since June 2022. Before OneSpan, he was the Chief Executive Officer of Forcepoint LLC, a global provider of commercial and government cybersecurity solutions and a subsidiary of Raytheon Technologies Corporation, from May 2016 until its acquisition by Francisco Partners in January 2021. Prior to that, Mr. Moynahan served as President of Arbor Networks, a network security and monitoring software company and a subsidiary of Danaher Corporation, from January 2012 through May 2016, where he was responsible for building a large commercial cloud DDoS platform and network-based advanced threat protection systems, and as President and Chief Executive Officer of Veracode, Inc., a SaaS pioneer of cloud-based software security testing platforms, from April 2006 through May 2011. Earlier in his career, he served as Vice President of Symantec’s enterprise product management group, as well as Vice President and General Manager of its consumer division. Mr. Moynahan is 52 years old.

Jorge Martell
Chief Financial Officer and Treasurer
Mr. Martell has served as OneSpan’s Chief Financial Officer since September 2022. From July 2016 to September 2022, he served as Chief Financial Officer and Treasurer and from April 2015 to July 2016 as Vice President of Finance, Corporate Controller, at Extreme Reach Inc., a private-equity owned omnichannel creative logistics company for brand advertising, where he played an integral role in optimizing the company’s balance sheet and in executing the company’s growth strategy through global M&A, prior to its acquisition by another private equity firm. From September 2012 to March 2015, Mr. Martell was Treasurer and Assistant Corporate Controller at Sapient Corporation, a technology company, where he led its global revenue organization, execution of its M&A financial strategy, and global treasury organization prior to its acquisition by Publicis Groupe. Earlier in his career, Mr. Martell held leadership roles at ABM Industries, Inc., a provider of facilities management solutions, and at KPMG LLP, a public accounting firm. Mr. Martell is 44 years old.

Lara Mataac
General Counsel, Chief Compliance Officer and Corporate Secretary
Ms. Mataac has served as OneSpan’s General Counsel, Chief Compliance Officer and Corporate Secretary since June 2022. From April 2021 to June 2022, Ms. Mataac was General Counsel at Constant Contact, Inc., a provider of cloud-based online marketing solutions, where she led the legal and compliance team during a period of transition after the company’s spinout from Endurance International Group (“EIG” ) in February 2021. Before Constant Contact, Ms. Mataac was at EIG, a provider of cloud-based web presence and online marketing solutions, from February 2013 through March 2021, most recently as Deputy General Counsel. Before EIG, Ms. Mataac was corporate legal director at Bottomline Technologies, a software company. Earlier in her career, Ms. Mataac practiced corporate law at the firms Wilmer Cutler Pickering Hale & Dorr LLP and Fenwick & West LLP. Ms. Mataac is 46 years old.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and, based on such review and discussion, the Management Development and Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted,

Michael McConnell (Chair)

Marc Boroditsky

Garry Capers

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the material components of 2022 compensation for our Named Executive Officers (“NEOs”) and discusses how that compensation was determined.

Named Executive Officers

Each of the individuals listed below served as an executive officer during at least a portion of 2022 and is an NEO under SEC executive compensation disclosure rules. Mr. Moynahan, Mr. Martell and Ms. Mataac are currently employed by the Company, and are sometimes referred to in this CD&A as the “Current NEOs”. Mr. van Gaalen and Mr. Worth left the Company during 2022, as indicated below.

Name	Title	Dates of Service during 2022
Matthew Moynahan	President and CEO	Full year (joined the Company on November 29, 2021)
Jorge Martell	Chief Financial Officer	Joined the Company on September 6, 2022
Lara Mataac	General Counsel, Chief Compliance Officer and Corporate Secretary	Joined the Company on June 13, 2022
Jan Kees van Gaalen	Former Interim Chief Financial Officer	Resigned from Interim CFO role effective September 6, 2022
Steven Worth	Former General Counsel, Chief Compliance Officer and Corporate Secretary	Separated from the Company on April 8, 2022

Although Mr. van Gaalen and Mr. Worth are considered NEOs for 2022 under SEC rules, they did not participate in the Company’s 2022 NEO compensation program. Mr. van Gaalen did not participate in this program because his role was intended to be temporary. He was engaged in October 2021 specifically as an Interim CFO under an independent contractor agreement that paid him a monthly fee for his services. He was not eligible for equity or for an annual cash bonus. His contractor agreement was approved by the Management Development and Compensation Committee in 2021. Mr. van Gaalen resigned from the Interim CFO role effective September 6, 2022, concurrent with the appointment of Mr. Martell as our Chief Financial Officer. Mr. Worth did not participate in our 2022 NEO compensation program because he separated from the Company on April 8, 2022. Mr. Worth’s separation agreement with the Company, which was consistent with the severance provisions of his employment agreement, is described in “Potential Payments Upon Termination or Change in Control” below.

Unless otherwise specified, the discussion of NEO compensation below focuses on the compensation of our Current NEOs. References to the “Committee” in this CD&A refer to the Management Development and Compensation Committee.

Business Transformation

We are currently in the midst of a business transformation. Our total revenue decreased on a year-over-year basis in 2020 and 2021, and we experienced negative operating income and net losses in both of those years. During 2021 and early 2022, our previous CEO, CFO, and several other senior executives, including Mr. Worth, left the Company. On November 29, 2021, Mr. Moynahan joined us as President and CEO, and in May 2022, we announced a three-year strategic transformation plan that began January 1, 2023.

During 2022, with the input and support of the Board and the Committee, Mr. Moynahan built a new executive team to effect the strategic transformation plan. Most of our current senior leadership team joined the Company during 2022, including Ms. Mataac in June and Mr. Martell in September. Our ongoing business transformation and the recent hires of all of three of our Current NEOs had a significant impact on the executive compensation decisions made during 2022, as further discussed below.

2022 Financial Results

OneSpan’s financial performance in 2022 was strong despite adverse foreign exchange and macroeconomic trends and supply chain challenges that affected our Digipass authenticator business. We believe that our 2022 financial results reflect improved operational rigor and financial discipline, and position us well as we begin 2023, the first year of our three-year strategic transformation plan.

●	Total revenue was $219.0 million, an increase of 2% compared to $214.5 million for 2021. Changes in foreign exchange rates as compared to 2021 negatively impacted 2022 revenue by approximately $12.2 million.

●	Gross profit was $148.6 million, or 68% gross margin, compared to $142.9 million, or 67%, in 2021.

●	Operating loss was $27.1 million, compared to $26.1 million in 2021.

●	Net loss was $14.4 million, or $0.36 per diluted share compared to $30.6 million, or $0.77 per diluted share for 2021.

●	Adjusted EBITDA was $6.4 million compared to $(5.1) million in 2021. Changes in foreign exchange rates as compared to 2021 negatively impacted Adjusted EBITDA by approximately $1.1 million.

Key Compensation Principles

We operate in the global technology industry, focusing on high-assurance identity and authentication security and secure digital agreements solutions. The market for executive-level talent in our industry is highly competitive, and we are undertaking a business transformation that will require significant dedication, creativity and commitment from our senior management team. The Committee’s 2022 executive compensation decisions were made in that context and guided by the principles of market competitiveness, pay for performance, stockholder alignment, responsible compensation practices, and retention, each of which is discussed below.

Market Competitiveness. Compensation should be aligned with the value of the job in the marketplace and designed to allow OneSpan to attract, motivate and retain the caliber of executive talent necessary to succeed in light of our industry and specific business circumstances. To ensure that our compensation is market competitive, we consider data from third-party compensation benchmarking reports and from a peer group of companies. This peer group, which is reviewed by the Committee annually, consists of companies comparable to the Company in terms of industry, revenue and market capitalization, as well as business competitors and competitors for executive talent and investor capital. Since OneSpan’s business includes our Digipass line of physical authentication devices as well as software, our peer group consists of companies in the following Global Industry Classification Standard (GICs) sub-industry groups: Application Software, Internet Services and Infrastructure, Electronic Equipment & Instruments, and Technology Hardware, Storage and Peripherals. Our 2022 compensation peer group consisted of the following companies:

●         Agilysys NV LLC

●         A10 Networks, Inc.

●         American Software, Inc.

●         Arlo Technologies, Inc.

●         Avid Technology, Inc.

●         Blackline, Inc.

●         Everbridge Inc.

●         ForgeRock, Inc.

●         Identiv, Inc.

●         Iteris, Inc.

●         Mitek Systems, Inc.

●         Ping Identity Corporation

●         I.D. Systems, Inc (dba PowerFleet)

●         Qualys, Inc.

●         Quantum Corporation

●         NAPCO Security Technologies, Inc.

●         Rapid7, Inc.

●         Sailpoint Technologies Inc.

●         Telos Corporation

●         Tenable, Inc.

●         Varonis Systems, Inc.

●         Veritone, Inc.

The 2022 peer group was revised from 2021 in order to add additional companies with revenue and market capitalization more comparable to OneSpan, increase the representation of companies that manufacture hardware, and remove certain companies in the 2021 peer group that had been acquired or were less comparable to OneSpan in terms of revenue, market capitalization and business. The companies added and removed to create the 2022 peer group were as follows:

●	Added due to relatively greater comparability in revenue, market capitalization and/or business: Agilysys NV LLC, Everbridge Inc., ForgeRock, Inc., Ping Identity Corporation, Telos Corporation, Veritone, Inc.

●	Added due to hardware manufacturing representation within a reasonable range of revenue and market capitalization: Arlo Technologies, Inc., Avid Technology, Inc., I.D. Systems, Inc. (dba PowerFleet), Identiv, Inc., Iteris, Inc., Mitek Systems, Inc., NAPCO Security Technologies, Inc., Quantum Corporation

●	Removed due to acquisition in 2021 or 2020: Forescout Technologies, Inc., MobileIron, Inc., QAD Inc., Zix Corporation

●	Removed due to relative lack of comparability in revenue, market capitalization and/or business: PROS Holding, Inc., Digital Turbine, Inc., Cerence Inc., SecureWorks Corp.

At the time of Committee approval of the 2022 peer group, our revenue ranked between the 25th percentile and the median of the peer companies, and our market capitalization was near the 25th percentile of the peer companies.

F.W. Cook & Co, Inc. (“F.W. Cook”), an independent compensation consultant, assisted the Committee in updating the Company’s peer group for 2022. Please see “Role of the Committee, Consultants and Management” below for additional information about the Company’s use of F.W. Cook.

The Committee uses peer group data as one of several factors it considers in determining executive compensation. It does not target a specific percentile range within the peer group, but instead uses peer group data as a general reasonableness standard. Although the Committee reviews the compensation practices of the companies in the peer group, it does not adhere to strict targets or formulas to determine the mix or value of compensation components. Instead, the Committee considers various factors, including the experience, responsibilities and performance of the applicable executive and the Company’s overall financial and competitive performance. The Committee believes that this flexibility is important in designing compensation arrangements to attract and retain executives in a highly competitive and rapidly changing market.

Performance-Based Compensation. Compensation should reward performance, both annual and long-term. Accordingly, the Committee believes that a substantial portion of an executive officer’s compensation, both cash and equity, should be subject to achieving measurable performance criteria that are linked directly to the Company’s strategy and to stockholder value. Exceptional performance, both for the individual and for OneSpan, should be rewarded with a higher level of performance-based compensation; likewise, when performance fails to meet expectations or lags benchmarks set by the Committee, the result should be a lower level of compensation. Performance-based compensation should be based on measures that are simple to understand and that are aligned with the Company’s long-term strategies, operational goals and stockholder returns.

Stockholder Alignment. Compensation should align the long-term interests of our executives with those of our stockholders. To this end, a significant portion of total target compensation for our NEOs is in the form of equity. In addition, our CEO and CFO are subject to an executive stock ownership policy requiring them to hold equity at least equal to a multiple of the current base salaries of each of the CEO and CFO of 300% and 150%, respectively, within three years of appointment.

The Committee values continuing and constructive feedback from our stockholders on compensation, and we engage with investors on a regular basis to understand their views on this and other topics. In making its 2022 executive compensation decisions, the Committee considered the approval by approximately 89% of the votes cast for the Company’s say-on-pay vote regarding our 2021 executive compensation program, and as a result has continued the high-level structure of the program, including a focus on pay-for-performance compensation, into 2022.

Responsible Compensation Practices. Compensation should incorporate risk management considerations and promote accountability and responsible conduct.

Risk management. The performance-based component of our compensation program is based on several metrics rather than a single metric in order to support balanced decision-making. In addition, we believe that our allocation of compensation among a fixed and predictable level of base salary, an annual cash incentive program based on multiple performance targets, and equity awards with a combination of multiple performance targets and multi-year vesting schedules discourages short-term risk taking at the expense of long-term results.

Clawback provisions. Our equity agreements provide that if the Company determines that the grantee’s “wrongful act” (as defined in the agreements) was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Committee may determine that such grantee will forfeit and must repay to the Company any shares of our Common Stock, cash or other property paid in respect of any amount awarded during the period beginning on the date the financial statements requiring restatement were originally released to the public or submitted to the SEC), whichever is earlier, and ending on the date the restated financial statements are filed with the SEC. In light of rules recently issued by the Securities and Exchange Commission regarding clawback policies, we expect to adopt a clawback policy in 2023 following Nasdaq’s adoption of clawback listing standards.

No hedging or pledging. The Company’s Officer and Director Stock Trading Policy prohibits executive officers, directors and other employees from the following trading activities in OneSpan securities: short selling; buying or selling put options, call options or other derivative securities relating to the Company; engaging in hedging transactions, such as “costless collars” and forward sale contracts for OneSpan securities; purchasing OneSpan securities on margin; borrowing against Company securities in a margin account; or pledging OneSpan securities.

Responsible practices. We avoid compensation practices that we believe would provide excessive benefits or windfalls to our executives. We do not provide our executives with excessive perquisites, special executive retirement programs, or tax-gross ups on severance payments, and our equity plans prohibit repricing stock options or paying cash for underwater stock options without stockholder approval. We also require a “double-trigger” for equity acceleration upon a change in control, which means that the occurrence of a change in control by itself will not trigger vesting acceleration; rather, the executive must be terminated without cause or resign for “good reason” following a change in control in order for his or her equity vesting to accelerate.

Retention. Our focus on pay-for-performance compensation should be balanced with the predictability needed to retain executives whose skills, knowledge and experience are important to our long-term success. Particularly in light of our ongoing business transformation, our compensation program must support our ability to attract, motivate and retain our executives to execute our strategy, including during periods of stock market volatility, adverse macroeconomic developments, or temporary setbacks to Company performance as we execute our strategic transformation plan. We believe the multi-year, time-based vesting component of our equity award program is an important factor in our ability to retain our executives.

Role of the Committee, Consultants, and Management

The Committee makes all final determinations regarding the compensation of our NEOs, including the evaluation and approval of compensation plans, policies and programs offered to our NEOs. Under its charter, the Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities, and also takes into account management input (particularly the input of the CEO) in making executive compensation decisions.

Role of the Independent Consultant. The Committee retains an independent compensation consulting firm from time to time as it deems appropriate. The Committee engaged F.W. Cook to advise on certain 2022 compensation matters. In particular, F.W. Cook assisted the Committee in updating the Company’s peer group for 2022, benchmarking Mr. Moynahan’s target pay versus the updated peer group, and in evaluating potential approaches to Mr. Moynahan’s 2023 compensation. F.W. Cook interacts with management if and as directed by the Committee, but the firm does not perform any other services for the Company. The Committee reviewed the independence of F.W. Cook under Nasdaq and SEC rules and concluded that the work of F.W. Cook has not raised any conflict of interest.

Role of Management. Our CEO sets individual performance objectives for Mr. Martell, Ms. Mataac and his other direct reports, with input from the Committee. He evaluates progress against these objectives and shares his evaluations with the Committee, both during regular Committee meetings during the year and as part of the performance and compensation review that occurs after the end of the year. The Committee considers the CEO’s evaluations and recommendations, both with respect to his own compensation and with respect to the compensation of his direct reports, when making executive compensation decisions. If it considers it appropriate to do so, the Committee may confer with other members of management or the Committee’s compensation consultant in connection with year-end performance reviews, the determination of compensation for the completed year, and compensation decisions for the upcoming year.

Elements of Compensation

The principal components of our executive compensation program consist of base salary, annual cash incentive compensation and long-term incentive compensation. From time to time, we also use sign-on equity or cash incentives to incentivize a new hire candidate to accept our offer of employment, including when the executive would need to forfeit a bonus or other incentive compensation from his or her prior employer in order to join us.

NEO Compensation for 2022

Compensation Element	Description	Cash	Equity
Base Salary	Fixed annual cash pay based on scope of responsibilities and individual performance	X
Annual Cash Incentive	Annual cash incentive payment tied to achievement of designated annual targets	X
Long-Term Incentive—Restricted Stock Units (“RSUs”) with three-year vesting every six months	Time-based stock award that encourages and rewards continued service over a three-year period		X
Long-Term Incentive—Performance-Based Restricted Stock Units (“PSUs”) that are eligible to be earned after a one-year performance period; earned shares vest over an additional two-year period (total vesting period of three years)	Performance-based stock award that is earned based on achievement of one-year financial targets and vests over a three-year period, which encourages and rewards financial performance and continued service over a three-year period		X
Sign-on Incentive – RSUs with four-year vesting every six months	Time-based stock award that incentivizes new hires to join us and remain with the Company over a four-year period		X

Base Salary

Base salary is the fixed element of the NEOs’ annual cash compensation. The value of base salary recognizes the executive’s long-term performance, scope of responsibilities, capabilities and the market value of those capabilities. The base salaries of our Current NEOs were set when each individual began work with OneSpan (Mr. Moynahan in late November 2021, Ms. Mataac in mid-June 2022, and Mr. Martell in early September 2022). None of these executives received a base salary increase during 2022 because they had joined the Company recently.

Mr. Moynahan’s base salary was determined by the Committee upon his hire in November 2021 based on a review of market data, the Company’s historical compensation practices and input from the third-party compensation consultant used by the Committee during 2021.

Mr. Martell’s and Ms. Mataac’s base salary was determined based upon a combination of a third-party benchmarking report, input from the executive recruiter who assisted in identifying and hiring both executives, internal pay equity, and candidate expectations. The annual base salaries of our NEOs were as follows for 2022 and 2021:

Name and Principal Positions	2022 Base Salary		2021 Base Salary		Percentage Change
Matthew Moynahan President and Chief Executive Officer	$500,000		$500,000		—%
Jorge Martell Chief Financial Officer	$400,000		N/A		N/A
Lara Mataac General Counsel, Chief Compliance Officer and Corporate Secretary	$330,000		N/A		N/A
Jan Kees van Gaalen Interim Chief Financial Officer		(1)		(1)	N/A
Steven R. Worth (2) Former General Counsel, Chief Compliance Officer and Corporate Secretary	$366,011	(2)	$526,091	(3)	N/A

(1)	Mr. van Gaalen had an independent contractor agreement whereby he was paid a fixed fee of $60,000 per month through June 2022 and the following monthly fees for July, August and September 2022, respectively: $45,000, $30,000 and $15,000.

(2)	Reflects annual base salary rate. Mr. Worth’s last day of employment was April 8, 2022.

(3)	Amount reflects Mr. Worth’s annual base salary as General Counsel, which was $366,011, plus additional cash monthly fees for the periods he served during 2021 as Interim Chief Financial Officer and Interim Chief Executive Officer.

Annual Cash Incentive Compensation

For 2022, Mr. Moynahan, Mr. Martell and Ms. Mataac were eligible to receive an annual cash incentive payment under the Company’s 2022 Management Incentive Program, or 2022 MIP. Incentive payments under the 2022 MIP were based on the Company’s achievement of 2022 financial metrics approved by the Committee. Mr. van Gaalen and Mr. Worth did not participate in the 2022 MIP.

The annual cash incentive opportunity under the 2022 MIP is based on a percentage of base salary (the “Target MIP Opportunity”). The Target MIP Opportunity for each Current NEO was established as part of his or her initial compensation upon joining the Company, based on the same factors used to determine Current NEO base salaries described above. The table below shows the Target MIP Opportunity and corresponding percentage of base salary, as well as the 2022 MIP payment each Current NEO actually earned.

Name and Principal Position	2022 Target MIP Opportunity	Percentage of Base Salary	Payment Actually Earned
Matthew Moynahan President and Chief Executive Officer	$500,000	100%	$546,286
Jorge Martell (1) Chief Financial Officer	$260,000	65%	$90,279
Lara Mataac (1) General Counsel, Chief Compliance Officer, and Corporate Secretary	$165,000	50%	$99,274

(1)	Payment actually earned under the 2022 MIP for Mr. Martell and Ms. Mataac reflect proration based on the date they joined the Company, which was September 6, 2022 in the case of Mr. Martell and June 13, 2022 in the case of Ms. Mataac.

The Committee determined that payouts under the 2022 MIP would be based on the Company’s achievement of the following metrics, weighted as shown:

Metric	Weighting
Total Revenue	60%
Adjusted EBITDA (1)	20%
Individual Performance	20%

(1)	Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, long-term incentive compensation and certain non-recurring items, including acquisition-related costs, lease exit costs, rebranding costs and non-routine shareholder matters. For a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure, see Annex A to this Proxy Statement.

The Total Revenue and Adjusted EBITDA targets were derived from OneSpan’s operating plan for 2022 and were approved by the Committee. To simplify and focus the Company’s management team on the two metrics the Committee considered more critical for the initial stages of the Company’s business transformation, the Committee removed annual recurring revenue (“ARR”) as a metric for the 2022 MIP, but continued to use Total Revenue and Adjusted EBITDA.

Under the 2022 MIP, the Committee retained discretion to adjust the Total Revenue and Adjusted EBITDA targets to address the impact of any mergers, acquisitions or other unexpected activities, developments, trends or events, and to include or exclude any reorganization or restructuring transactions, extraordinary nonrecurring items, or significant acquisitions or divestitures occurring in 2022.

Total Revenue

Sixty percent of the potential payout under the 2022 MIP was based on achievement of Total Revenue at a target of $220.0 million, which would require growth from $214.5 million in Total Revenue for 2021. The Committee established the following payout curve for performance at levels lower or higher than the Total Revenue target, with a maximum payout of 150% of target if 2022 Total Revenue was $240.0 million or more:

Performance Level (2022 Total Revenue)	Level of Payout as a Percent of Target
Less than $215.0 million	—%
$215.0 million	50%
$220.0 million	100%
$240.0 million or higher	150%

Payment for performance between stated levels would be interpolated.

In February 2023, the Committee reviewed the Company’s 2022 financial results and determined that Total Revenue for the year ended December 31, 2022 was $219.0 million, which corresponded to an interpolated achievement percentage for Total Revenue of 90% of target.

Adjusted EBITDA

Twenty percent of the potential payout under the 2022 MIP was based on achievement of Adjusted EBITDA at a target of $(6.0) million. The target achievement level, which was also the threshold level required for any payout, was determined based on the Company’s 2022 operating plan, including expected investments related to the business transformation. The Committee established the following payout curve for performance at levels higher than the annual Adjusted EBITDA target, with a maximum payout of 150% of target if 2022 annual Adjusted EBITDA was $5.0 million or more:

Performance Level (2022 annual Adjusted EBITDA)	Level of Payout as a Percent of Target
Less than $(6.0) million	—%
$(6.0) million	100%
$5.0 million or higher	150%

Payment for performance between stated levels would be interpolated.

In February 2023, the Committee reviewed Adjusted EBITDA for the year ended December 31, 2022, which was $6.4 million. In conjunction with expanded research and development activities to grow the Company’s transaction cloud platform and digital agreement product offerings, the Company began capitalizing certain costs incurred in connection with developing internal-use software during the year ended December 31, 2022. The Committee observed that the Company’s 2022 operating plan, on which the Adjusted EBITDA targets for the 2022 MIP had been based, did not take into account the positive impact on Adjusted EBITDA of approximately $4.0 million in internal use software development expense that was capitalized during 2022 (the “Capitalized Software Impact”), and had that impact been taken into account, the Adjusted EBITDA target would likely have been set at a higher level. As a result, the Committee decided to exclude the Capitalized Software Impact from the Company’s 2022 Adjusted EBITDA, and instead used a modified Adjusted EBITDA figure of $2.6 million to calculate Adjusted EBITDA for purposes of the 2022 MIP. The amount of $2.6 million corresponded to an interpolated achievement percentage for Total Adjusted EBITDA achievement of 139.30% of target.

Individual Performance

Twenty percent of the potential payout under the 2022 MIP was based on individual performance. Mr. Moynahan’s and Mr. Martell’s individual performance were assessed subjectively, by the Committee in the case of Mr. Moynahan, and by the Committee with input from Mr. Moynahan in the case of Mr. Martell. Ms. Mataac’s individual performance was assessed by the Committee with input from Mr. Moynahan based upon her general leadership contributions and her progress against three objectives related to the following: building the first phase of the Company’s ESG program; working cross-functionally to improve the Company’s sales order and contracting process; and maturing the Company’s board governance processes. For all of the Current NEOs, the Committee approved payout of the individual performance component of the 2022 MIP at the target level.

With respect to Mr. Moynahan’s individual performance, the Committee considered the following factors: the Company’s strong revenue achievement despite the adverse impact of unexpectedly severe foreign currency fluctuations, noting that the Company’s 2022 revenue would have been approximately $12.2 million higher had foreign exchange rates relative to the U.S. dollar been the same as in 2021 (the “Foreign Exchange Impact”); the Company’s strong adjusted EBITDA performance; and the progress Mr. Moynahan had made generally with respect to the business transformation, including progress re-focusing the Company’s culture on operational excellence and accountability.

With respect to Mr. Martell and Ms. Mataac, the Committee considered Mr. Moynahan’s input with respect to their individual performance, as well as the Committee’s own assessment of the progress these executives had made improving the operational rigor and culture of their respective functional areas and their contributions to advancing the Company’s overall business transformation.

Final 2022 MIP Payout Decision

When the full year achievement results were aggregated, the overall 2022 MIP cash incentive award payout was 101.86% of target based on the results and weightings of the measures discussed above. However, in light of the Foreign Exchange Impact, the Committee approved an incremental $300,000 cash payout under the 2022 MIP, which equated to a modified payout of 109.26%. Due to this modification, Mr. Moynahan, Mr. Martell and Ms. Mataac received an incremental payout of $36,986, $6,112, and $6,721 respectively, and the rest of the Company’s 2022 MIP-eligible employees received an aggregate incremental payout of $250,184.

Long-Term Incentive Compensation

Long-term incentive compensation awards for 2022 were granted pursuant to our 2019 Plan. Our long-term incentive awards are designed to provide incentives to encourage our executives, key employees and others to develop a proprietary interest in OneSpan’s success and to align their interests with those of our stockholders generally. These incentives promote a long-term perspective that the Committee believes is critical to the continued success of our business.

For 2022, the Committee determined the value of the 2022 long-term incentive compensation awards to Mr. Moynahan based upon the terms of his employment agreement, which entitled him to a 2022 equity award with a total grant date value of $2,500,000, split evenly between PSUs and time-based RSUs. With respect to Mr. Moynahan, the discussion of 2022 PSUs that follows reflects an amendment made to his 2022 PSU award agreement made in February 2023 in order to effectuate the Company’s original intent regarding the structure of the award. Please see “2023 Executive Compensation Decisions” for a discussion of this amendment.

The dollar value of the 2022 equity awards to Mr. Martell and Ms. Mataac, both of whom were hired during 2022, were determined based upon the same factors used to determine their base salaries, as discussed above.

The dollar value of the long-term incentive awards to our Current NEOs was converted into the equivalent number of PSUs and RSUs on the grant date by dividing the target dollar value by the closing price of our Common Stock on the grant date, with PSUs and RSUs each consisting of 50% of the total dollar value. Except for Mr. Martell’s sign-on incentive RSU grant, which vests over a four-year period, the RSUs granted in 2022 to our Current NEOs vest based on continued service over a three-year period. The 2022 PSUs were earned based on performance over a one-year performance period, and once earned, the earned shares became subject to time-based vesting over the next two years (resulting in a total vesting period of three years).

In 2022, the Committee made several changes from the Company’s 2020 and 2021 long-term incentive compensation programs, as follows:

•	changed the vesting period for time-based long-term incentive awards from four years to three years;
•	modified the PSU-RSU split from 60% PSU, 40% RSU to 50% PSU, 50% RSU;
•	changed the performance period for PSUs from a three-year period to a one-year period (while retaining the overall three-year vesting period based on continuous service); and
•	changed the PSU metrics (which were Subscription and Term License Revenue, Adjusted EBITDA, and three-year relative total shareholder return (“TSR”) in 2020 and 2021) to eliminate the three-year relative TSR metric.

The Committee made the changes to the vesting period and RSU-PSU split in order to provide additional predictability it deemed necessary to attract and retain highly motivated and qualified executives to execute the Company’s strategic transformation plan. With respect to the change in the performance period for PSUs, the Committee’s decision reflected a determination that the previous three-year performance period structure would not be effective in promoting Company performance or executive retention under the Company’s current circumstances, since the PSUs would be earned over a time horizon that is too long in light of the inherent unpredictability of the Company’s business transformation. The Committee also took into account the complexity of the measuring and determining multiple performance metrics over a three-year performance period, which reduced the transparency and predictability of the PSU payouts. In particular, the three-year relative TSR metric was eliminated in order to: focus the Company’s executives on the Subscription and Term License Revenue and Adjusted EBITDA metrics, which the Committee considered more critical metrics for the Company’s strategic transformation plan; and to simplify the administrative process for monitoring and determining PSU achievement levels.

2022 long-term incentive awards to our Current NEOs are shown below:

Name and Principal Position	2022 LTIP – Total Value at Target	2022 LTIP – Time-Based RSU (#)	2022 LTIP – PSUs at Target (#)		2022 LTIP - PSUs Actually Earned (#)
Matthew Moynahan President and Chief Executive Officer	$2,500,000	76,782	100,322	(1)(2)	142,622	(1)
Jorge Martell (3) Chief Financial Officer	$1,250,000	61,095	61,095		86,855
Lara Mataac General Counsel, Chief Compliance Officer, and Corporate Secretary	$600,000	27,574	27,574		39,200

(1)	Reflects an amendment made to Mr. Moynahan’s 2022 PSU award agreement made on in February 2023. See “2023 Executive Compensation Decisions” below.

(2)	Grant date was June 23, 2022 because the PSU targets were not determined until that date. The grant was made based on the $12.46 closing trading price of a share of Company common stock on June 23, 2022. See “2022 Grants of Plan-Based Awards” table below.
(3)	Does not include a sign-on grant to Mr. Martell of 24,438 time-based RSUs, which vest over four years.

All of the RSU awards to the Current NEOs, other than Mr. Martell’s sign-on grant, vest over a three-year period, with one-sixth of the underlying shares vesting every six months after the grant date, subject to the NEO’s continued service at the applicable vesting dates.

The PSU awards were earned based upon the Company’s achievement of 2022 financial metrics approved by the Committee. The Committee determined that payouts under the 2022 PSUs would be based on the Company’s achievement of the following metrics, weighted as shown:

Metric	Weighting
Subscription and Term License Revenue	75%
Adjusted EBITDA	25%

Subscription and Term License Revenue consists of cloud and on-premises subscription revenue. The Subscription and Term License Revenue and Adjusted EBITDA targets were derived from OneSpan’s operating plan for 2022 and were approved by the Committee.

Subscription and Term License Revenue

Seventy-five percent of the potential payout under the 2022 PSUs was based on achievement of Subscription and Term License Revenue at a target of $82.5 million. This target would require meaningful growth from $68.5 million in Subscription and Term License Revenue for 2021. The Committee established the following payout curve for performance at levels lower or higher than the target, with a maximum payout of 150% of target if 2022 Subscription and Term License Revenue was $90.0 million or more:

Performance Level (2022 Subscription and Term License Revenue)	Level of Payout as a Percent of Target
Less than $78.7 million	—%
$78.7 million	50%
$82.5 million	100%
$90.0 million or higher	150%

Payment for performance between stated levels would be interpolated.

In February 2023, the Committee reviewed the Company’s 2022 financial results and determined that Subscription and Term License Revenue for the year ended December 31, 2022 was $89.0 million, which corresponded to an interpolated achievement percentage for Total Revenue of 143.12% of target.

Adjusted EBITDA

Twenty-five percent of the potential payout under the 2022 LTIP PSUs was based on achievement of Adjusted EBITDA at a target of $(6.0) million. The target achievement level, which was also the threshold level required for any payout, was determined based on the Company’s 2022 operating plan, including expected investments related to the business transformation. The Committee established the following payout curve for performance at levels higher than the annual Adjusted EBITDA target, with a maximum payout of 150% of target if 2022 Adjusted EBITDA was $5.0 million or more:

Performance Level (2022 annual Adjusted EBITDA)	Level of Payout as a Percent of Target
Less than $(6.0) million	—%
$(6.0) million	100%
$5.0 million or higher	150%

Payment for performance between stated levels would be interpolated.

In February 2023, the Committee reviewed the Company’s 2022 financial results and determined that Adjusted EBITDA for the year ended December 31, 2022 was $6.4 million. As with achievement under the 2022 MIP, the Committee adjusted for the Capitalized Software Impact and used a modified Adjusted EBITDA figure of $2.6 million to calculate Adjusted EBITDA for purposes of the 2022 MIP. The amount of $2.6 million in Adjusted EBITDA corresponded to an interpolated achievement percentage for Total Adjusted EBITDA achievement of 139.30% of target.

Final 2022 Earned PSU Decision

When the full year achievement results were aggregated, the overall percentage of 2022 PSUs earned was 142.16% of target based on the results and weightings of the measures discussed above (including the adjustment for the Capitalized Software Impact). This resulted in Mr. Moynahan, Mr. Martell and Ms. Mataac earning the following number of 2022 PSUs, respectively: 142,622, 86,855, and 39,200. Upon the Committee’s determination of earned 2022 PSUs, the 2022 PSUs became subject to time-based vesting for each of the Current NEOs. Mr. Moynahan’s 2022 PSUs vested as to one-third of his earned 2022 PSUs on December 31, 2022, and will vest as to an additional one-third on December 31 of each of 2023 and 2024, provided that he is still employed with OneSpan on each of those dates. Mr. Martell’s and Ms. Mataac’s 2022 PSUs will vest as to all of their earned PSUs on December 31 2024, provided they are still employed by OneSpan as of that date.

Additional Compensation Elements

Other Benefits

Our NEOs participate in our corporate-wide benefit programs. Our NEOs are offered benefits that are commensurate with the benefits provided to all of our full-time employees, including participation in our 401(k) plan and medical and dental benefits. During 2022, we did not provide our NEOs with nonqualified retirement programs or perquisites.

Change in Control and Severance Benefits

The Committee believes the severance and change in control benefits we provide to our NEOs are comparable with those benefits offered by our competitors and necessary to attract and retain a talented executive team. The NEOs’ possible severance and change in control benefits, as well as Mr. Worth’s actual severance benefits in connection with his departure in April 2022, are described below under “Potential Payments Upon Termination or Change in Control.” All stock awards require a “double trigger” for vesting to accelerate (both a change in control and a qualifying termination of employment).

2023 Executive Compensation Developments

In February and March 2023, the Committee made several decisions regarding executive compensation, which are summarized in this section.

2023 Long-Term Incentive Awards

The Committee granted Mr. Moynahan a 2023 equity award with a total value of $3.0 million, consisting of $1.75 million, or approximately 58%, in RSUs and $1.25 million, or approximately 42%, in PSUs. The value of the award and the RSU/PSU split were intended to recognize Mr. Moynahan’s progress carrying out the initial stages of the Company’s strategic transformation plan, including achievement of strong financial results during 2022 despite foreign exchange and macroeconomic challenges, and to retain Mr. Moynahan as the Company’s CEO.

The Committee also granted Mr. Martell and Ms. Mataac equity awards with a total value of $1.0 million and $600,000, respectively, consisting of 75% in PSUs and 25% in RSUs. In determining the value and composition of the equity grants to Mr. Martell and Ms. Mataac, the Committee considered peer group data, input from Mr. Moynahan, and the Committee’s overall objective of tying senior management compensation to the Company’s performance.

The 2023 RSUs granted to the Current NEOs vest over three years, with one-third vesting on the one year anniversary of the date of grant and the remainder vesting in equal installments every six months thereafter, subject to the NEO’s continued service on the applicable vesting date. The 2023 PSUs will be earned based upon Subscription and Term License Revenue (weighted 75%) and Adjusted EBITDA (weighted 25%), and to the extent earned, will vest as to one-third of the underlying shares on December 31 of each of 2023, 2024, and 2025.

Amendment and Restatement of Moynahan 2022 PSU Agreement

The original 2022 PSU agreement between Mr. Moynahan and the Company dated June 23, 2022 provided that one-third of the PSUs granted under the agreement would be earned and vest based on the Company’s performance against 2022 targets for Subscription and Term License Revenue and Adjusted EBITDA; one-third would be earned and vest based on performance metrics to be established by the Committee for 2023; and one-third would be earned and vest based on performance metrics to be established by the Committee for 2024. On February 23, 2023, the Committee approved, and on February 27, 2023 the Company and Mr. Moynahan entered into, an amendment and restatement of the 2022 PSU agreement (the “Amended PSU Agreement”). The Amended PSU Agreement provides that the 2022 PSUs are earned based entirely on the Company’s performance against 2022 targets for Subscription and Term License Revenue and Adjusted EBITDA, and once earned, vest as to one-third of the earned shares on December 31 of each of 2022, 2023, and 2024, provided that Mr. Moynahan is still employed with the Company as of the applicable vesting date. In the event Mr. Moynahan is terminated without cause or resigns his employment within 18 months following a change in control of the Company, all earned shares will vest in full. The definitions of the terms “cause”, “good reason”, and “change in control” are set forth in the Amended PSU Agreement and are substantially similar to the definitions set forth below under the heading “Potential Payments Upon Termination and Change in Control”. The purpose of the Amended PSU Agreement was to effectuate the Committee’s original intent with respect to this 2022 grant to Mr. Moynahan, which was to incentivize and reward 2022 performance.

Amendment and Restatement of Moynahan Employment Agreement

Also on February 23, 2023, the Committee approved, and on February 27, 2023 the Company entered into, an amendment and restatement (the “Amended Employment Agreement”) of Mr. Moynahan’s employment agreement with the Company dated November 29, 2021. The Amended Employment Agreement makes a variety of changes to the original agreement in order to conform Mr. Moynahan’s employment agreement to certain of the Company’s practices for more recently hired executives, including: providing that Mr. Moynahan will receive the severance pay specified in the agreement if he is terminated without cause or resigns for good reason within 18 months (rather than 12 months) following a change in control of the Company; providing that in the event he is terminated without cause or leaves for good reason (whether or not in connection with a change in control), the Company will pay his full COBRA premiums rather than the employer portion only; requiring Mr. Moynahan to execute the Company’s standard executive non-disclosure and invention assignment agreement and standard non-competition and non-solicitation agreement for Massachusetts-based executives, the latter of which contemplates a one-year non-compete and non-solicit period; clarifying certain timing requirements and logistics in the event of Mr. Moynahan’s resignation for good reason; clarifying separation and release requirements in the event of a separation from the Company; and making certain other administrative, clarifying and conforming changes. The definitions of the terms “cause”, “good reason”, and “change in control” are set forth in the Amended Employment Agreement and are substantially similar to the definitions set forth below under the heading “Potential Payments Upon Termination and Change in Control”. The Amended Employment Agreement also increases Mr. Moynahan’s base salary to $600,000 per year, effective in the next reasonably practicable pay period following the effective date of the Amended Employment Agreement. Mr. Moynahan’s base salary increase became effective on April 1, 2023.

Moynahan Special PSU Award

On March 11, 2023, the Committee” approved the grant of a special performance-based restricted stock unit award (the “Special PSU Award”) under the 2019 Plan to Mr. Moynahan.

The Special PSU Award consists of 300,000 PSUs, which each represent the right to receive one share of our Common Stock, subject to the satisfaction of Company performance and vesting conditions set forth in the award agreement. Mr. Moynahan is eligible to earn a designated number of PSUs for each of 2023, 2024, and 2025 (the “Eligible PSUs”) based upon the Company’s achievement of specified revenue targets for the applicable year (each, a “Performance Period”), as described below.

The Committee believes that the targets for the Special PSU Award are challenging but attainable, and that significant value would be generated for stockholders if the revenue targets were achieved. In making its decision to grant the Special PSU Award to Mr. Moynahan, the Committee considered the following factors:

•	The importance of retaining Mr. Moynahan to carry out the Company’s strategic transformation plan;
•	Mr. Moynahan’s progress in driving the Company’s strategic transformation plan to date, including strong financial results for 2022 despite foreign exchange and macroeconomic challenges;
•	The fact that macroeconomic factors and stock market trends unrelated to the Company’s performance had impacted the Company’s stock price since Mr. Moynahan joined, resulting in a significantly lower likelihood that the stock price targets for Mr. Moynahan’s sign-on PSU granted upon his hire in November 2021 would be achieved, which had materially reduced the retention incentive of that grant; and
•	Mr. Moynahan’s total direct compensation relative to 2022 peer group data, which indicated that Mr. Moynahan’s total direct compensation was below the median of the peer group.

The Special PSU Award is structured as follows:

•	For the Performance Period from January 1, 2023 to December 31, 2023, Mr. Moynahan is eligible to earn 25%, or 75,000, of the PSUs if the Company achieves or exceeds the 2023 revenue target. He will not earn any 2023 Eligible PSUs if the Company’s 2023 revenue falls below this target.
•	For the Performance Period from January 1, 2024 to December 31, 2024, Mr. Moynahan is eligible to earn up to 25%, or 75,000, of the PSUs based on the Company’s achievement of the 2024 revenue target. If the Company achieves 100% or more of the 2024 revenue target, he will earn all of the 2024 Eligible PSUs; if the Company achieves 95% of the 2024 revenue target, he will earn 50%, or 37,500, of the 2024 Eligible PSUs; and for achievement levels between 95% and 100% of the 2024 revenue target, he will earn a number of 2024 Eligible PSUs that falls between 37,500 and 75,000, with the exact number of earned 2024 Eligible PSUs to be determined using linear interpolation.
•	For the Performance Period from January 1, 2025 to December 31, 2025 (the “Third Performance Period”), Mr. Moynahan is eligible to earn up to 50%, or 150,000, of the PSUs based on the Company’s achievement of the 2025 revenue target. If the Company achieves 100% or more of the 2025 revenue target, he will earn all of the 2025 Eligible PSUs; if the Company achieves 95% of the 2025 revenue target, he will earn 50%, or 75,000, of the 2025 Eligible PSUs; and for achievement levels between 95% and 100% of the 2025 revenue target, he will earn a number of 2025 Eligible PSUs that falls between 75,000 and 150,000, with the exact number of earned 2025 Eligible PSUs to be determined using linear interpolation.

If the Company does not achieve the minimum required threshold for a given Performance Period, all of the Eligible PSUs for that Performance Period will be forfeited; however, Mr. Moynahan will still have the ability to earn the remaining Eligible PSUs for future Performance Periods.

Except as described below, any earned PSUs will vest on the date the Committee determines the Company’s achievement for the Third Performance Period (the “Vesting Date”), provided that Mr. Moynahan has been continuously employed as the Company’s Chief Executive Officer through the Vesting Date. The Committee must determine the Company’s achievement for a given Performance Period and the number of earned PSUs for that Performance Period within 60 days after the end of the Performance Period.

If, prior to the Vesting Date, Mr. Moynahan is terminated without cause, resigns for good reason, or his employment terminates due to death or disability, any PSUs he has earned for Performance Periods completed prior to the termination or resignation, as applicable, will vest in full upon that date, and all other PSUs will be forfeited. Vesting of awards as a result of termination without cause or resignation for good reason is contingent upon a customary release of claims by Mr. Moynahan. The terms “cause”, “good reason” and “disability” have the meanings given to them in the award agreement.

In the event of a change in control of the Company that is a company transaction (with “change in control” and “company transaction” having the meanings given to them in the award agreement and the 2019 Plan), a portion of the PSUs attributable to the Performance Period in which the change in control occurs (the “CIC Performance Period”) will be deemed earned as of the date of the change in control. This earned portion (the “CIC Earned PSUs”) will be calculated by dividing the number of days elapsed in the CIC Performance Period by the total number of days in the Performance Period and applying the resulting percentage to the Eligible PSUs for that Performance Period. If the Company undergoes a company transaction that is a sale of assets or otherwise does not result in direct receipt of consideration by the holders of Company common stock, Mr. Moynahan shall receive upon vesting of such CIC Earned PSUs, in lieu of shares under the CIC Earned PSUs, a cash payment equal to the product of (1) the value of the deemed per share consideration received by the Company in the company transaction, in each case as determined by the Committee, multiplied by (2) the number of shares of Company common stock that would have otherwise been delivered in respect of the CIC Earned PSUs.

If, prior to the Vesting Date but on or within 18 months after a change in control, Mr. Moynahan is terminated without cause, resigns for good reason, or his employment terminates due to death or disability, all of his earned PSUs for Performance Periods completed prior to the termination or resignation, as applicable, plus the CIC Earned PSUs, will vest in full upon that date, and all other PSUs will be forfeited.

2022 SUMMARY COMPENSATION TABLE

The following table provides selected information concerning compensation during the fiscal year ended December 31, 2022 and, to the extent required by SEC disclosure rules, the fiscal year ended December 31, 2021 for services in all capacities to OneSpan by the NEOs. 2020 compensation is not disclosed because none of the NEOs were NEOs for the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)		Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Matthew Moynahan
President and Chief Executive Officer	2022	$500,000	$0	$2,500,000		$546,286	$7,744	$3,554,030
	2021	$45,513	$0	$7,065,625	(5)	$0	$69	$7,111,207	(6)
Jorge Martell
Chief Financial Officer	2022	$133,333	$0	$1,500,000		$90,279	$80	$1,723,692
Lara Mataac
General Counsel	2022	$182,558	$0	$600,000		$99,274	$2,054	$883,886
Jan Kees van Gaalen
Interim Chief Financial Officer	2022	$450,000	$0	$0		$0	$0	$450,000
	2021	$180,000	$0	$0		$0	$0	$180,000
Steven Worth
Former General Counsel	2022	$99,949	$0	$0		$0	$656,603	$756,552
	2021(7)	$526,091	$0	$1,061,101		$240,000	$10,527	$1,837,719

(1)	Salary represents base salary earned in the fiscal year indicated, except for Mr. van Gaalen. Amounts shown for Mr. van Gaalen represent total monthly payments for his service from October 5, 2021 through December 31, 2021 and from January 1, 2022 through September 30, 2022 as an independent contractor in the position of Interim Chief Financial Officer. Mr. van Gaalen was paid a flat rate of $60,000 per month for his services through June 30, 2022, and $45,000, $30,000, and $15,000 per month for July, August and September 2022, respectively.
(2)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) and are based on the probable outcome of the performance conditions with respect to PSUs. The assumptions that we used to calculate these amounts are discussed in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Assuming the highest level of performance had been achieved for the 2022 PSUs (which represent one-half of the grant date fair value shown above for each of Mr. Moynahan, Mr. Martell and Ms. Mataac), the maximum value of the 2022 PSUs would have been as follows: Mr. Moynahan - $1,875,018; Mr. Martell – $937,508; and Ms. Mataac– $450,008.
(3)	Amounts reported in this column for 2022 represent annual cash incentive payments paid with respect to the fiscal year ended December 31, 2022, as described above in “Compensation Discussion and Analysis” in the “Annual Cash Incentive Compensation” section.
(4)	The NEOs’ “All Other Compensation” for 2022 consisted of:
•	Mr. Moynahan: Company matching 401(k) contributions of $7,192 and $552 in imputed income from life insurance premium payments made by the Company.
•	Mr. Martell: $80 in imputed income from life insurance premium payments made by the Company
•	Ms. Mataac: Company matching 401(k) contributions of $1,859 and $195 in imputed income from life insurance premium payments made by the Company.
•	Mr. Worth: Company matching 401(k) contributions of $10,675, $161 in imputed income from life insurance premium payments made by the Company, and severance payments of $645,767 (including base salary continuation, target bonus, and COBRA premium payments, payable in equal installments over 12 months) pursuant to the separation agreement between Mr. Worth and the Company dated April 8, 2022. See “Potential Payments Upon Termination and Change in Control” for a description of this separation agreement.

(5)	Reflects a correction to the $8,400,000 figure that appeared in the Proxy Statement for the 2022 Annual Meeting of Stockholders. This figure inadvertently included the face value of Mr. Moynahan’s 2021 PSU grant rather than the FASB ASC Topic 718 grant date fair value. The corrected figure of $7,065,625 consists of $4,200,000 in grant date fair value attributable to Mr. Moynahan’s 2021 RSU grant and $2,865,625 in grant date fair value attributable to his 2021 PSU grant.
(6)	Reflects the impact of the correction explained in footnote (5) above.
(7)	2021 amounts for “Stock Awards” and “Total” reflect minor corrections to the corresponding figures that appeared in the Proxy Statement for the 2022 Annual Meeting of Stockholders.

2022 GRANTS OF PLAN-BASED AWARDS

The following table sets forth all plan-based awards granted to the NEOs during 2022. Mr. van Gaalen and Mr. Worth did not receive any plan-based awards in 2022.

			Estimated Future Payouts Under			Estimated Future Payouts			All	Grant
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Other	Date
			Awards (2)			Awards (3)			Stock	Fair
		Date of							Awards:	Value of
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Stock
Name	Date	(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	Units (5)
Matthew Moynahan
	—	—	$350,000	$500,000	$700,000	—	—	—	—	—
	2/17/22	—	—	—	—	—	—	—	76,782	$1,250,000
	6/23/22	2/17/22	—	—	—	62,700	100,322	150,483	—	$1,250,000
Jorge Martell
	—	—	$57,841	$82,630	$115,682	—	—	—	—	—
	9/6/22	—	—	—	—	—	—	—	61,095	$625,000
	9/6/22	—	—	—	—	—	—	—	24,438	$250,000
	9/6/22	—	—	—	—	38,185	61,095	91,643	—	$625,000
Lara Mataac
	—	—	$63,604	$90,863	$127,208	—	—	—	—	—
	8/5/22	—	—	—	—	—	—	—	27,574	$300,000
	8/5/22	—	—	—	—	17,234	27,574	41,361	—	$300,000

(1)	Represents the date the Committee approved Mr. Moynahan’s 2022 PSU award. The approval date was different from the grant date for this award because the 2022 PSU target financial metrics had not yet been approved by the Board as of February 17, 2022, and accordingly the 2022 PSU was deemed granted on the date of such Board approval, which was June 23, 2022.
(2)	Represents the threshold, target and maximum award amounts that could have been paid out as cash incentive awards under the 2022 MIP upon achievement of certain target financial levels for the year. The individual performance component of the 2022 MIP, which is weighted to account for 20% of the total target cash incentive opportunity, does not have a threshold or maximum and is therefore assumed for purposes of this table to be achieved at the target level. The 2022 MIP target award amounts are based on percentages of each Current NEO’s base salary as set forth in their respective employment agreements, which percentages are 100%, 65%, and 50% for Mr. Moynahan, Mr. Martell, and Ms. Mataac, respectively. Amounts for Mr. Martell and Ms. Mataac are prorated based upon their start dates, which were September 6, 2022 and June 13, 2022, respectively. Additional information regarding the 2022 MIP is provided above in “Compensation Discussion and Analysis” in the “Annual Cash Incentive Compensation” section.
(3)	Represents the threshold, target and maximum shares that could have been earned pursuant to the 2022 PSU grants based on the achievement of target financial levels for the year. Additional information regarding the 2022 PSU grants and the applicable metrics is provided above in “Compensation Discussion and Analysis” in the “Long-Term Incentive Compensation” section.

(4)	Represents RSU grants that vest over three years (or four years in the case of the 24,438 RSU grant to Mr. Martell), with equal installments of the underlying shares vesting every six months after the grant date, subject to the NEO’s continued employment through each applicable vesting date. The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the RSUs on the date the award was granted. See Note 14 to the consolidated financial statements in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts.
(5)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the RSUs and PSUs on the date the award was granted and, in the case of the PSUs, based on the probable outcome of the performance conditions at the time of grant.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

The following table sets forth the aggregate number of outstanding equity awards held by the NEOs as of December 31, 2022. Mr. van Gaalen and Mr. Worth did not have any outstanding equity awards as of December 31, 2022.

			Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested	Stock Awards Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested
Name	Grant Date		(#)	($)(1)	(#)	($)(1)
Matthew Moynahan	2/17/2022	(2)	63,985	$715,992	—	—
	6/23/2022	(3)	—	—	100,322	$1,122,603
	11/29/2021	(4)	187,500	$2,098,125	—	—
	11/29/2021	(5)	—	$—	112,500	$1,258,875
Jorge Martell
	9/6/2022	(6)	24,438	$273,461	—	—
	9/6/2022	(2)	61,095	$683,653	—	—
	9/6/2022	(7)	—	—	61,095	$683,653
Lara Mataac
	8/5/2022	(2)	22,979	$257,135	—	—
	8/5/2022	(7)	—	—	27,574	$308,553

(1)	Market value calculated based on the closing stock price of $11.19 as of December 30, 2022.
(2)	RSUs vest over a three-year period, with one-sixth of the underlying shares vesting every six months after the grant date, subject to the NEO’s continued employment through each applicable vesting date.
(3)	PSUs are earned based on performance metrics for 2022. Subject to the Management Development and Compensation Committee’s determination of the number of earned PSUs, which occurred during the first quarter of 2023, earned PSUs vest as to one-third of the underlying shares on December 31 of each of 2022, 2023 and 2024, subject to the NEO’s continued employment through each applicable vesting date. In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to this award are based on achieving target performance.
(4)	RSUs vest over a four-year period, with one-fourth of the underlying shares vesting on each anniversary of the grant date, subject to the NEO’s continued employment through each applicable vesting date.
(5)	PSUs are earned and vest upon achievement of stock price targets for the four-year period ending November 29, 2025. In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to this award are based on achieving threshold performance.
(6)	RSUs vest over a four-year period, with one-eighth of the underlying shares vesting every six months after the grant date, subject to the NEO’s continued employment through each applicable vesting date.
(7)	PSUs are earned based on performance metrics for 2022. Subject to the Management Development and Compensation Committee’s determination of the number of earned PSUs, which occurred during the first quarter of 2023, earned PSUs vest as to all of the underlying shares on December 31, 2024, subject to the NEO’s continued employment through that date. In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to these awards are based on achieving target performance.

2022 STOCK VESTED

The following table sets forth NEO stock awards that vested in the year ended December 31, 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Matthew Moynahan	75,297	$946,778
Jorge Martell	—	$—
Lara Mataac	4,595	$56,748
Jan Kees van Gaalen (1)	—	$—
Steven Worth	19,759	$287,337

(1) As an independent contractor, Mr. van Gaalen was not eligible to receive equity awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

During 2022, Messrs. Moynahan and Martell and Ms. Mataac were each subject to employment agreements governing the terms of their employment and severance benefits. Mr. van Gaalen was an independent contractor and therefore not party to an employment agreement. Mr. Worth entered into a separation agreement with the Company upon the termination of his employment on April 8, 2022, as further discussed below.

Matthew Moynahan

Mr. Moynahan’s employment agreement was entered into effective November 29, 2021 and amended and restated on February 27, 2023, as further described under “2023 Executive Compensation Developments” above. Under the terms the Amended Employment Agreement, in the event Mr. Moynahan is terminated without cause or terminates his employment for good reason, he will continue to receive his base salary for a 12-month period and his target annual cash incentive amount for the year of termination (and the annual cash incentive amount for the prior year if earned but not paid at the time of termination). If such a termination occurs within 18 months following a change in control of OneSpan, then he will receive the amounts described in the preceding sentence in a lump sum payment. If Mr. Moynahan is terminated for cause or resigns his employment without good reason, he will not be entitled to any severance compensation. Mr. Moynahan must sign a separation and release agreement as a condition to receiving the foregoing severance payments, and has agreed to abide by certain non-competition and non-solicitation restrictions following the termination of his employment for a period of 12 months.

The terms “cause”, “good reason” and “change in control” are defined in the Amended Employment Agreement as follows:

•	“Cause” means that (i) Mr. Moynahan materially breaches his obligations under the Amended Employment Agreement, OneSpan’s Code of Conduct and Ethics or an established policy of the Company; (ii) he engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud or serious or willful misconduct in connection with his job duties that, in the reasonable judgment of the Company, could injure the integrity, character or reputation of the Company; (iii) he refuses to perform, or habitually neglects, his duties and responsibilities under the Amended Employment Agreement (other than on account of disability) and continues such refusal or neglect after having been given written notice by the Company that specifies what duties he failed to perform and an opportunity to cure of 10 days; (iv) he uses or discloses confidential information or trade secrets other than in the furtherance of the Company’s business interests, or other violation of a fiduciary duty to the Company; or (v) he fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies his failure to cooperate and an opportunity to cure of five days.

•	“Good Reason” means: (i) the Company’s failure to provide the compensation and benefits required by the Amended Employment Agreement; (ii) a reduction in Mr. Moynahan’s base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company (not to exceed 20%) or agreed to in writing by Mr. Moynahan; (iii) any material diminution of Mr. Moynahan’s title, reporting structure, authority, duties or responsibilities; or (iv) a material breach by the Company of any of its material obligations under the Amended Employment Agreement.

•	“Change in Control” under the Amended Employment Agreement and our 2019 Plan generally means the occurrence of any of the following events: (i) certain acquisitions of beneficial ownership of more than 40% of either (x) the then outstanding shares of our Common Stock or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) certain changes in the majority composition of our Board within any period of 12 consecutive months; (iii) the consummation of certain reorganizations or consolidations of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole; or (iv) the approval by the stockholders of the Company of certain liquidations or dissolutions of the Company.

Jorge Martell and Lara Mataac

Mr. Martell and Ms. Mataac are parties to employment agreements with the Company effective September 6, 2022 and June 13, 2022, respectively. These employment agreements have the same or substantially the same severance terms, release condition, post-termination restrictions, definition of cause and definition of change in control as Mr. Moynahan’s Amended Employment Agreement, except that with respect to severance in the event of a termination without cause or for good reason, (i) Mr. Martell would only receive his full annual cash incentive target payment if his termination occurred within 18 months following a change in control, and otherwise would receive a prorated payment at target based upon the timing of his termination, and (ii) Ms. Mataac would receive a prorated payment at target based on the timing of her termination, rather than the full target amount, regardless of whether the termination took place in connection with a change in control.

The definition of “change in control” in Mr. Martell’s and Ms. Mataac’s employment agreement is the same as in Mr. Moynahan’s, and the definition of “cause” is substantially similar to Mr. Moynahan’s. “Good reason” under Mr. Martell’s and Ms. Mataac’s employment agreement in effect on December 31, 2022 means:

•	the Company’s material breach of the agreement (provided that, in the case of Ms. Mataac, a change in reporting relationship is not a material breach);

•	A reduction in the NEO’s base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company (in the case of Mr. Martell, such reduction not to exceed 20%) or agreed to in writing by the NEO;

•	A requirement that the NEO relocate his or her primary place of work by more than 45 miles (including a requirement that the NEO works primarily at a Company office that is located more than 45 miles from the location of his or her home office);

•	Any material diminution of the NEO’s authority, duties or responsibilities (provided that a diminution in connection with a change in control that results in the NEO having authority, duties, or responsibilities with respect to the business represented by the Company that are reasonably comparable to those in effect before the change in control shall not be treated as good reason).

Steven Worth

Mr. Worth separated from the Company on April 8, 2022. Under the terms of his separation agreement, Mr. Worth was entitled to receive separation payments consisting of 12 months of continued base salary, an amount equal to his target annual cash incentive payment, or $250,000, and up to 12 months’ payment of his COBRA premiums by the Company. Mr. Worth forfeited all outstanding equity as of the date of his separation. As required by his employment agreement, Mr. Worth agreed to a release of claims in favor of the Company and to abide by certain non-competition and non-solicitation restrictions following the termination of his employment for a period of 12 months.

Potential Payments Upon Termination or Change in Control Table

The table below shows the potential payments and benefits to which each of the Current NEOs would be entitled in the event his or her employment terminated on December 31, 2022 for each of the following reasons:

•	a termination without cause or resignation by the NEO for good reason without a change in control;
•	a termination without cause or resignation by the NEO for good reason following a change in control; and
•	a termination of the NEO due to death or disability.

For purposes of the table, “cause”, “change in control”, and “good reason” have the meanings given to them in the employment agreement between the Company and the applicable Current NEO, as described above. The amounts in the table do not include payments and benefits to the extent that they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

In accordance with SEC requirements, the figures shown for Mr. Worth represent the amounts actually paid or payable to Mr. Worth pursuant to his separation agreement with the Company dated April 8, 2022. Mr. van Gaalen was not eligible for severance under his independent contractor agreement with the Company.

	Termination by Company without Cause or by NEO for Good Reason, without a Change in Control	Termination by Company without Cause or by NEO for Good Reason, following a Change in Control	Termination due to Death or Disability (8)
Matthew Moynahan
President and Chief Executive Officer
Base salary (1)	$500,000	$500,000	$0
Annual cash incentive payment (2)	$500,000	$500,000	$0
COBRA premium payments (3)	$10,044	$10,044	$0
Restricted stock units (4)	$0	$2,814,117	$2,814,117
2022 performance stock units (5)	$0	$1,122,603	$1,122,603
2021 performance stock units (6)	$0	$1,258,875	$2,797,500
Total	$1,010,044	$6,205,639	$6,734,220

Jorge Martell
Chief Financial Officer
Base salary (1)	$400,000	$400,000	$0
Annual cash incentive payment (2)	$82,630	$82,630	$0
COBRA premium payments (3)	$31,289	$31,289	$0
Restricted stock units (4)	$0	$957,114	$957,114
2022 Performance stock units (5)	$0	$683,653	$683,653
Total	$513,919	$2,154,686	$1,640,767

Lara Mataac
General Counsel
Base salary (1)	$330,000	$330,000	$0
Annual cash incentive payment (2)	$90,863	$90,863	$0
COBRA premium payments (3)	$31,289	$31,289	$0
Restricted stock units (4)	$0	$257,135	$257,135
2022 Performance stock units (5)	$0	$308,553	$308,553
Total	$452,152	$1,017,840	$565,688

Steven Worth (7)
Former General Counsel
Base salary	$366,011	N/A	N/A
Annual cash incentive payment	$250,000	N/A	N/A
COBRA premium payments	$29,756	N/A	N/A
Restricted stock units	$0	N/A	N/A
Performance stock units	$0	N/A	N/A
Total	$645,767	N/A	N/A

(1)	The NEO will continue to receive regular payments of his or her base salary, at the rate in effect at the time of termination, for 12 months. When termination results from a termination without cause or a resignation for good reason by the NEO within 18 months following a change in control, the NEO instead will receive a lump sum payment of the severance amount. Each NEO must sign a separation and release agreement to receive these severance benefits, and is subject to certain non-competition and non-solicitation restrictions for a fixed period following his or her termination.
(2)	Upon a termination of employment without cause or a resignation for good reason without a change in control, Mr. Moynahan would receive his annual cash incentive target amount and each of Mr. Martell and Ms. Mataac will receive his or her annual cash incentive target amount, prorated based on the timing of his or her termination. Upon a termination of employment without cause or a resignation for good reason that occurs within 18 months following a change in control, Mr. Moynahan and Mr. Martell will each receive his annual cash incentive target amount without proration, and Ms. Mataac will receive a prorated amount based on the timing of her termination or resignation. Because this table assumes, in accordance with SEC rules, that the termination or resignation, as applicable, occurs on December 31, 2022, the amounts shown for Mr. Martell and Ms. Mataac reflect proration of their 2022 MIP payouts based on their start dates of September 6, 2022 and June 13, 2022, respectively.
(3)	Subject to signing a separation and release agreement and to the NEO’s election of COBRA, the Company will pay the executive’s COBRA premiums for up to 12 months. Figures shown represent the cost to the Company of providing COBRA coverage for a 12-month period.

(4)	Represents the value of unvested RSUs held by the applicable NEO on December 31, 2022, based on the closing price of our Common Stock listed on The Nasdaq Capital Market on December 31, 2022 ($11.19 per share). Upon a termination of employment without cause or a resignation for good reason within 18 months a change in control, these RSUs will vest in full.

(5)	Represents the target-level value of unearned and unvested 2022 PSUs held by the applicable NEO as of December 30, 2022, based on the closing price of our Common Stock listed on The Nasdaq Capital Market on December 30, 2022 ($11.19 per share). Upon a termination of employment without cause or a resignation for good reason within 18 months of a change in control, earned 2022 PSUs will vest in full.
(6)	Represents 112,500 of the 2021 PSUs that would vest upon a termination of Mr. Moynahan’s employment without cause or a resignation for good reason within 18 months of a change in control, based on the closing price of our Common Stock listed on The Nasdaq Capital Market on December 30, 2022 ($11.19 per share).
(7)	In accordance with SEC requirements, numbers shown for Mr. Worth represent the amounts actually paid or payable to Mr. Worth pursuant to his separation agreement with the Company dated April 8, 2022.
(8)	Equity awards vest in full upon termination of employment due to the death or disability of the applicable NEO. Disability means the NEO being unable to perform his or her duties to the Company for a period of at least 180 continuous days (with respect to Mr. Moynahan) or 120 continuous days (with respect to Mr. Martell and Ms. Mataac) as a result of a mental or physical condition.

Compensation Risk Assessment

We conducted an assessment of the risks associated with our compensation practices and policies and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our key compensation principles and processes and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, discourages excessive risk-taking. In addition, we have a number of policies in place that discourage excessive risk-taking and align executives’ interests with those of shareholders generally, including prohibitions on hedging and pledging, clawback provisions in equity agreements, and executive stock ownership guidelines for our CEO and CFO.

PAY VERSUS PERFORMANCE

The following tables and related disclosures provide information about (i) the “total compensation” of our principal executive officers (the “PEOs”) and our other named executive officers (the “Other NEOs”) as presented in the Summary Compensation Table on page 55 (the “SCT Amounts”), (ii) the “compensation actually paid” to our PEOs and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules (the “CAP Amounts”), (iii) certain financial performance measures, and (iv) the relationship of the CAP Amounts to those financial performance measures.

This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K (“Item 402(v)”) under the Exchange Act. The CAP Amounts do not reflect the actual amount of compensation earned by or paid to our named executive officers during the applicable years but instead are amounts determined in accordance with Item 402(v). CAP Amounts are influenced by numerous factors, including but not limited to, the timing of new grant issuances and outstanding grant vesting; executive departures and new hires; share price volatility; and general stock market trends during the fiscal year. The Compensation Committee does not utilize CAP Amounts as the basis for making compensation decisions. For information on how the Compensation Committee assessed the Company’s performance and established compensation for the NEOs, see “Compensation Discussion and Analysis” in this proxy statement and in the proxy statements for 2020 and 2021.

During the three-year period from January 1, 2020 to December 31, 2022, we had two PEOs (Matthew Moynahan, our current CEO, and our former CEO Scott Clements) and one interim PEO (Steven Worth, who served as interim CEO from Mr. Clements’ departure on August 2, 2021 until Mr. Moynahan’s hire on November 29, 2021).

Pay Versus Performance Table

	Summary Comp.	Summary Comp.	Summary Comp.	Compensation	Compensation	Compensation	Average Summary Comp. Table Total for	Average Compensation Actually Paid to	Value of Initial Fixed $100 Investment Based on:			Subscription and
Year (1)	Table Total for First PEO (Clements)	Table Total for Second PEO (Worth)	Table Total for Third PEO (Moynahan)	Actually Paid to First PEO (Clements)(2)	Actually Paid to Second PEO (Worth)(2)	Actually Paid to Third PEO (Moynahan)(2)	Non-PEO Named Executive Officers (1)	Non-PEO Named Executive Officers (2)	Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income (in thousands)	Term License Revenue (in thousands) (4)
(a)	(b1)	(b2)	(b3)	(c1)	(c2)	(c3)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$—	$—	$3,554,030	$—	$—	$(83,597)	$953,533	$817,073	$65.35	$132.79	$(14,334)	$88,968
2021	$4,230,105	$1,837,719	$7,111,207	$(1,288,522)	$1,287,056	$7,179,957	$799,360	$(56,409)	$98.89	$206.76	$(30,584)	$68,507
2020	$2,928,691	$—	$—	$3,280,723	$—	$—	$1,461,165	$1,626,880	$120.79	$149.98	$(5,455)	$52,390

(1)	The named executive officers included in the tables above are:

Year	PEOs	Other NEOs
2022	Matthew Moynahan	Jorge Martell (CFO), Lara Mataac (General Counsel), Jan Kees van Gaalen (former interim CFO), Steven Worth (former General Counsel)
2021	Scott Clements (former CEO), Steven Worth (former interim CEO), Matthew Moynahan	Mark Hoyt (former CFO), John Bosshart (former interim CFO), Jan Kees van Gaalen
2020	Scott Clements	Mark Hoyt

(2)	The following table describes the adjustments, each of which is prescribed by SEC rule, to calculate the CAP Amounts from the SCT Amounts. Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the SCT Amounts. However, the SCT Amounts and aggregate value for stock awards included in the SCT Amounts (the "Stock Award Values") for Mr. Clements in 2021 and 2020 and for Mr. Worth in 2021 reflect revisions to correct the SCT Amounts and Stock Award Values that were originally published in the Summary Compensation Tables included in the Proxy Statements for the 2022 and 2021 Annual Meetings of Stockholders. All of these revisions resulted in a reduction from the originally published figures.

Adjustments to PEO SCT Amounts:

	2022	2021			2020
Adjustments	PEO (Moynahan)	First PEO (Clements)	Second PEO (Worth)	Third PEO (Moynahan)	PEO (Clements)
SCT Amounts	$3,554,030	$4,230,105	$1,837,719	$7,111,207	$2,928,691
(Subtract): Aggregate value for stock awards and option awards included in SCT Amounts for the covered fiscal year	$(2,500,000)	$(2,976,700)	$(1,061,101)	(7,065,625)	$(2,202,484)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$1,838,595	$—	$335,527	$7,134,375	$1,688,972
Add (Subtract): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$(2,805,625)	$—	$(201,400)	$—	$268,662
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$157,403	$—	$281,295	$—	$207,088
Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$(328,000)	$432,269	$95,016	$—	$389,795
(Subtract): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$—	$(2,974,196)	$—	$—	$—
Add: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—	$—	$—
CAP Amounts (as calculated)	$(83,597)	$(1,288,522)	$1,287,056	$7,179,957	$3,280,723

Adjustments to SCT Other NEO amounts:*

	2022 Other NEOs	2021 Other NEOs	2020 Other NEOs
Adjustments
SCT Amounts	$953,533	$799,360	$1,461,165
(Subtract): Aggregate value for stock awards and option awards included in SCT Amounts for the covered fiscal year	$(525,000)	$(503,419)	$(930,988)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$551,614	$42,556	$713,937
Add (Subtract): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$—	$(6,586)	$122,058
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$14,187	$10,251	$87,525
Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$(11,796)	$61,253	$173,183
(Subtract): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$(165,464)	$(459,823)	$—
Add: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—
CAP Amounts (as calculated)	$817,073	$(56,409)	$1,626,880

*	Amounts presented are averages for the entire group of Other NEOs in each respective year.

(3)	The peer group is the Nasdaq Computer Index.

(4)	Subscription and Term License Revenue was determined to be the most important financial performance measure linking “compensation actually paid” to the Company’s performance for 2022 and therefore was selected as the 2022 “company selected measure” as defined in Item 402(v). Subscription and Term License Revenue and how it is used in our incentive programs is discussed in the Compensation Discussion and Analysis beginning on page 40.

Financial Performance Measures

The following table lists the three financial performance measures that, in our assessment, represent the most important performance measures we use to link the CAP Amounts for our named executive officers for 2022 (our most recently completed fiscal year) to company performance. There are three measures for both the PEO and the other NEOs. Of these measures, we have identified Subscription and Term License Revenue as the most important of our financial performance measures to link CAP Amounts for our executives for 2022 to company performance.

Subscription and Term License Revenue
Adjusted EBITDA
Total Revenue

Relationship between CAP and Financial Performance

The following table summarizes year over year changes in CAP Amounts, Company and Peer Group TSR, Net Income, and Subscription and Term License Revenue.

	Change in CAP Amount to Clements	Change in CAP Amount to Worth	Change in CAP Amount to Moynahan	Change in CAP Amount to Other NEOs	Change in Company TSR	Change in Peer Group TSR	Change in Net Income	Change in Subscription and Term License Revenue
2022 vs. 2021	N/A	N/A	(101)%	*	(34)%	(36)%	53%	39%
2021 vs. 2020	(139)%	N/A	N/A	(103)%	(18)%	38%	(461)%	31%

* Not meaningful.

The CAP Amount paid to Mr. Clements declined by 139% from 2020 to 2021, and the average CAP Amount paid to the Other NEOs declined by 103% from 2020 to 2021. During that period, Company TSR decreased by 18% (versus a peer group TSR increase of 38%); net loss widened by 461%; and Subscription and Term License Revenue grew by 31%.

The primary factor causing the decline in Mr. Clements’ CAP Amount from 2020 to 2021 was his termination during 2021, which resulted in negative compensation for Mr. Clements for 2021 due to the value of the unvested equity awards he forfeited at his departure. Likewise, the primary factor causing the decline in Other NEOs CAP Amount during the same period was the departure of Mr. Hoyt, who also had negative compensation for 2021 due to the value of the equity awards he forfeited upon departure.

Mr. Moynahan’s CAP Amount declined by 101% from 2021 to 2022. The average CAP Amount paid to the Other NEOs increased from negative $56,409 to $817,073 from 2021 to 2022. During that period, Company TSR decreased by 34%, a slightly smaller decrease than for peer group TSR, which decreased by 36%. Net loss narrowed by 53% from 2021 to 2022, and Subscription and Term License Revenue grew by 39%.

The primary factor causing the decline in Mr. Moynahan’s CAP Amount was general negative stock market trends during 2022, rather than factors specific to the Company’s performance. The Company’s lower stock price at the end of 2021 relative to the end of 2022 significantly influenced the calculation of Mr. Moynahan’s CAP Amount under Item 402(v), even though the Company’s TSR decline during 2022 was slightly smaller than the peer group TSR decline.

The significant increase in the Other NEOs CAP Amount from 2021 to 2022 was driven primarily by the Other NEOs CAP Amount in 2021, which was negative due to the impact of Mr. Hoyt’s negative 2021 CAP Amount.

Due to the significant executive turnover from January 1, 2020 to December 31, 2022 and to general stock market trends during 2022 that were largely unrelated to the Company’s performance, we do not believe there is meaningful a correlation between CAP Amounts as determined under Item 402(v) and the Company’s performance for the periods discussed above. For discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review “Compensation Discussion and Analysis” beginning on page 40.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we must disclose annually in our proxy statement the median of the annual total compensation of all employees (excluding the CEO), the annual total compensation of our CEO and the ratio of the CEO compensation to the median employee compensation.

In order to identify our median employee, we calculated the total compensation for all our employees except the CEO, converted the resulting total compensation figures to U.S. dollars based on exchange rates in effect as of March 26, 2023, and then sorted those employees from highest to lowest total U.S. dollar compensation. We included all employees employed by us on December 31, 2023, using their compensation rates in effect as of March 27, 2023, the date we performed the calculation. We changed the date used to determine the included employees from December 1 last year to December 31 this year for administrative convenience. For purpose of this calculation, total compensation consisted of the sum of annual base salary, annual cash incentive payment at target, the grant date fair value of equity grants, cash incentive awards, commission payments, and customary allowances that we pay in certain countries (e.g., car, insurance, transportation and meal allowances). We then determined the median employee from that list.

Once we had identified the median employee, we calculated the annual total compensation of the median employee in the same manner as the total compensation for our CEO as shown in the 2022 Summary Compensation Table above, which was $3,554,030. The total annual compensation for the median employee calculated in this manner was $96,082, which resulted in a ratio of CEO annual total compensation to the annual total compensation of the Company’s median employee of 37 to 1.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation for 2022, our Management Development and Compensation Committee sought to provide our directors with a total economic value that adequately compensates them for the time and effort expended in serving on our Board and committees of our Board and that aligns director compensation with the interests of our stockholders. After consideration, the Management Development and Compensation Committee determined that no change was warranted to director compensation, and as a result, that 2022 director compensation would remain unchanged from 2021 levels, as follows:

Director annual retainer:	$40,000
Lead Director (if occupied) fee:	$10,000
Chair (if occupied) fee:	$50,000
Audit Committee chair fee:	$20,000
Audit Committee membership fee:	$10,000
Management Development and Compensation Committee chair fee:	$12,000
Management Development and Compensation Committee membership fee:	$5,000
Corporation Governance and Nominating Committee chair fee:	$7,500
Corporation Governance and Nominating Committee membership fee:	$4,000
Annual non-cash equity grant (aggregate grant date fair value):	$125,000

We do not pay separate director fees for meeting attendance. For 2022, the cash fees and annual retainers were paid on a quarterly basis in cash.

On January 5, 2022, the Company’s then-serving non-employee directors each were awarded 7,618 deferred RSUs. The awards vested on January 5, 2023, the first anniversary of the grant date, except for a grant to our former director Jean Holley, which vested upon her retirement from our Board effective June 8, 2022, in accordance with her RSU agreement and as approved by the Board.

All equity awards granted to non-employee directors are subject to accelerated vesting upon death, disability, retirement or change in control. 2022 equity awards to non-employee directors were in the form of deferred RSUs. Payment of each director’s deferred RSUs is deferred until the earlier of the director’s cessation of service or a change in control.

2022 DIRECTOR COMPENSATION TABLE

The table below sets forth the fees earned by each non-employee director in 2022. Mr. Moynahan, our President and Chief Executive Officer, did not receive any additional compensation for his service on our Board during 2022. Please see the 2022 Summary Compensation Table for the compensation received by Mr. Moynahan with respect to 2022.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Marc Boroditsky	$45,000	$105,000	$150,000
Garry Capers (2)	$50,984	$105,000	$155,984
Sarika Garg	$54,000	$105,000	$159,000
Jean K. Holley (3)	$22,726	$105,000	$127,726
Marianne Johnson (2)	$52,268	$105,000	$157,268
Michael McConnell	$62,000	$105,000	$167,000
Alfred Nietzel	$90,000	$105,000	$195,000
Marc Zenner	$60,000	$105,000	$165,000

(1)	On January 5, 2022, each of the Company’s then-serving non-employee directors were awarded 7,618 deferred RSUs. The aggregate number of unvested stock awards outstanding on December 31, 2022 for each of our non-employee directors serving on that date was 7,618 RSUs.

(2)	Mr. Capers was appointed Chair of the Corporate Governance and Nominating Committee effective June 8, 2022. Ms. Johnson was appointed to the Corporate Governance and Nominating Committee effective June 8, 2022.

(3)	Ms. Holley retired from our Board effective June 8, 2022. Upon her retirement, Ms. Holley’s award vested in full, in accordance with the terms of her RSU agreement and as approved by the Board. The expense for Ms. Holley’s award was accelerated and recognized in the quarterly period in which the vesting occurred.

DIRECTOR STOCK OWNERSHIP POLICY

Excluding amounts payable for serving as a chair or member of a committee, approximately 75% of the directors’ fees are payable in equity. Our Board has adopted a stock ownership policy for directors that directors are required to satisfy within three years after first becoming subject to the guidelines. The policy provides that a director’s fees shall be paid in part in deferred equity equal in value to at least 50% of such director’s aggregate fees (excluding amounts payable for serving as a chair or member of a committee) until the director holds stock valued at more than three times our Board’s aggregate annual director fees (excluding amounts payable for serving as a chair or member of a committee). As of April 11, 2023, all of our non-employee directors were in compliance with this policy or were within the transition period.

DIRECTOR STOCK TRADING POLICY

The Company’s Officer and Director Stock Trading Policy prohibits directors, executive officers and other employees from the following trading activities in OneSpan securities: short selling; buying or selling put options, call options or other derivative securities relating to the Company; engaging in hedging transactions, such as “costless collars” and forward sales contracts for OneSpan securities; purchasing OneSpan securities on margin; borrowing against OneSpan securities in a margin account; or pledging OneSpan securities.

TRANSACTIONS WITH RELATED PERSONS

In 2020, our Board adopted a formal written policy for the review and, where appropriate, approval and ratification, of related person transactions (the “Related Person Transaction Policy”). For purposes of the Related Person Transaction Policy, related person transactions include any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company or any of its consolidated subsidiaries is or will be a participant and (iii) an executive officer, director, director nominee or a beneficial owner of 5% or more of any class of voting securities of the Company, or an immediate family member of any of them, has or will have a direct or indirect material interest (including any indebtedness or guarantee of indebtedness), subject to certain exceptions identified in the Related Person Transaction Policy. Each related person transaction must be approved or ratified in accordance with the guidelines set forth in the Related Person Transaction Policy by the Audit Committee or the disinterested members of our Board.

The Audit Committee or other reviewing directors, in the course of their review and approval or ratification of a related person transaction under the Related Person Transaction Policy consider, among other things:

●	the size of the transaction and the amount payable to a related person;

●	the nature of the interest of the related person in the transaction;

●	whether the transaction may involve a conflict of interest;

●	whether the transaction was undertaken in the ordinary course of business of the Company;

●	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and

●	any other information regarding the related person transaction or related person that would be material to investors in light of the circumstances of the transaction.

The Audit Committee or other reviewing directors may only approve a related person transaction if they determine in good faith that, based on all of the relevant information available to them, the transaction is in the best interests of the Company and its stockholders.

In addition to the Related Person Transaction Policy, all directors and employees certify their compliance with the Company’s Code of Ethics and Conduct on an annual basis, and each director and executive officer of the Company responds annually to a list of questions in connection with the preparation of our Annual Report and proxy materials for our annual meeting of stockholders. These questions include inquiries with respect to related person transactions reportable pursuant Item 404(a) of Regulation S-K. Each director and executive officer is obligated to notify OneSpan immediately of any subsequent changes to the information. Should a related person transaction be identified through any of the aforementioned means, the Audit Committee or other reviewing directors would review the transaction in accordance with the Related Person Transaction Policy.

Since January 1, 2022, there were no related party transactions between us and any of our executive officers, directors, director nominees or beneficial owners of 5% or more of our Common Stock, or an immediate family member of any of them, that require disclosure under Item 404 of Regulation S-K.

In accordance with the Related Person Transaction Policy, the Audit Committee considered Ms. Johnson’s affiliation with Cox Automotive, Inc., which purchases certain of our eSignature and secure agreement automation services, and Mr. Boroditsky’s prior affiliation (through August 2022) with Twilio Inc., from which the Company purchases certain SMS services, and his current affiliation with Cloudflare, Inc., from which the Company purchases cloud operations services. The Audit Committee determined that Ms. Johnson and Mr. Boroditsky did not have a direct or indirect material interest in the contracts between the Company and Cox, Twilio or Cloudflare, as applicable (the “Contracts”), and therefore concluded that the Contracts were not related person transactions under the Related Person Transaction Policy.

OTHER MATTERS

COSTS OF SOLICITATION

We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our stockholders. The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies therefor. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, directors and officers may solicit proxies on behalf of our Board, without additional compensation, personally, by telephone, via the Internet or via email. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

STOCKHOLDER PROPOSALS FOR OUR 2024 PROXY MATERIALS

Any stockholder proposal intended to be included in our proxy materials for our 2024 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at 121 West Wacker Drive, 20th Floor, Chicago, Illinois 60601, Attention: Corporate Secretary, by no later than December 27, 2023, being 120 days prior to the first anniversary of the date that this Proxy Statement was released to stockholders in connection with the Annual Meeting, and must otherwise be in compliance with applicable SEC rules. However, if the date of the 2024 Annual Meeting has been changed by more than 30 days from the date of the Annual Meeting, then a stockholder proposal submitted for inclusion in our proxy statement must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2024 Annual Meeting. The submission of a stockholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in our proxy materials.

DIRECTOR NOMINATIONS BY STOCKHOLDERS AND

STOCKHOLDER PROPOSALS OF OTHER BUSINESS

Any stockholder nomination of a candidate for election to our Board and any stockholder proposal of other business intended to be presented for consideration at the 2024 Annual Meeting (but that will not be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act) must be received by us in a timely manner and otherwise in accordance with our By-laws not later than 5:00 p.m. Central Time on the 90th day, nor earlier than 5:00 p.m. Central Time on the 120th day, prior to the first anniversary of the Annual Meeting (June 8, 2024). However, if the date of the 2024 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received not later than 5:00 p.m. Central Time on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The written notice must include the information required by our By-laws which also specify requirements as to the form and content of a stockholder’s notice, including the information required by Rule 14a-19 under the Exchange Act.

The Company reserves the right to disregard any stockholder nomination of a candidate for election to our Board or stockholder proposal of other business that does not comply with the requirements of our By-laws or any applicable laws or regulations. A copy of our By-laws is available on our website, www.investors.onespan.com, in the governance section of our investor relations webpage.

ANNUAL REPORT

Our Annual Report is being furnished together with this Proxy Statement. You can review and download a copy of our Annual Report by accessing our website, www.investors.onespan.com, or stockholders may request paper copies, without charge, by writing to OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, IL 60601, Attention: Corporate Secretary. The Company’s filings with the SEC also are available to the public at the SEC’s website at www.sec.gov. The information on the Company’s website and the SEC’s website are not part of this Proxy Statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding the outcomes we expect from our strategic transformation plan; expected results of the investments we are making in sales, marketing, and product development; the potential benefits, performance and functionality of our products and solutions, including future offerings; future plans or trends in sales and marketing, research and development, and general and administrative expenditures; expectations regarding sources and uses of cash; the impact of foreign currency exchange rate fluctuations; the impact of inflation; impacts of macroeconomic conditions or geopolitical conflict; trends in hiring or compensation costs or in gender diversity at our company; and our general expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as “seek”, “believe”, “plan”, “estimate”, “anticipate”, “expect”, “intend”, “continue”, “outlook”, “may”, “will”, “should”, “could”, or “might”, and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: our ability to execute our strategic transformation plan; our ability to attract new customers and retain and expand sales to existing customers; our ability to effectively develop and expand our sales and marketing capabilities; our ability to hire, train, and retain sales and other employees necessary to implement our strategic transformation plan; our ability to successfully develop and market new product offerings and product enhancements; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; departures of senior management or other key employees; changes in customer requirements; interruptions or delays in the performance of our products and solutions; real or perceived malfunctions or errors in our products; the potential effects of technological changes; economic recession, inflation, and political instability; the impact of the COVID-19 pandemic and actions taken to contain it; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; security breaches or cyber-attacks; claims that we have infringed the intellectual property rights of others; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; reliance on third parties for certain products and data center services; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our Annual Report. Our filings with the SEC and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this Proxy Statement, except as required by law.

Unless otherwise noted, references in this Proxy Statement to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report”, “Report of the Audit Committee” and “Pay Versus Performance” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such sections shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

OTHER MATTERS

Management does not intend to present and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.

* * * * *

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,

Matthew Moynahan
President and Chief Executive Officer April 25, 2023

 ANNEX A

NON-GAAP RECONCILIATION

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP financial metrics, including Adjusted EBITDA, which is discussed on page 41 and elsewhere in CD&A. Our management believes that Adjusted EBITDA, when taken together with Net Loss, its most directly comparable financial measure, provides useful supplemental information regarding the performance of our business.

We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation and certain non-recurring items, including acquisition-related costs, lease exit costs, rebranding costs and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, impairment of intangible assets, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors..

Adjusted EBITDA is not a measure of performance under GAAP and should not be considered in isolation or as an alternative or substitute for the most directly comparable financial measure calculated in accordance with GAAP. While we believe that Adjusted EBITDA is useful for the purposes described above, it has limitations associated with its use, since it excludes items that may have a material impact on our reported results and may be different from similar measures used by other companies. A reconciliation of Net Loss to Adjusted EBITDA appears below.

ADJUSTED EBITDA

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands, unaudited)

	Twelve Months Ended December 31,
	2022	2021
Net loss	$(14,434)	$(30,584)
Interest income (expense), net	(595)	1
Provision for income taxes	2,741	4,441
Depreciation and amortization of intangible assets	7,066	8,926
Long-term incentive compensation	8,813	5,202
Impairment of intangible assets	3,828	—
Restructuring and other related charges	9,482	—
Other non-recurring items (1)	(10,505)	6,951
Adjusted EBITDA	$6,396	$(5,063)

(1) For the year ended December 31, 2022, other non-recurring items consisted of $4.3 million of outside services related to our strategic action plan, and a $(14.8) million non-operating gain on the sale of our investment in Promon AS. For the year ended December 31, 2021, other non-recurring items consisted of $3.5 million of outside service costs related to our strategic action plan, $2.8 million of outside service costs related to the proxy contest that took place in 2021 and the related $0.7 million settlement with Legion Partners.

76

ONESPAN INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to **www.virtualshareholdermeeting.com/OSPN2023**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. To elect eight directors to serve on the Board of Directors;

Nominees

	For	Against	Abstain
1a. Marc Boroditsky	☐	☐	☐
1b. Garry Capers	☐	☐	☐
1c. Sarika Garg	☐	☐	☐
1d. Marianne Johnson	☐	☐	☐
1e. Michael McConnell	☐	☐	☐
1f. Matthew Moynahan	☐	☐	☐
1g. Alfred Nietzel	☐	☐	☐
1h. Marc Zenner	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve, on an advisory basis, the Company's named executive officer compensation; and	☐	☐	☐
3. To ratify, on an advisory basis, the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000611505_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

ONESPAN INC.
Annual Meeting of Stockholders
June 8, 2023 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Matthew Moynahan, Jorge Martell and Lara Mataac, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ONESPAN INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on June 8, 2023, at www.virtualshareholdermeeting.com/OSPN2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000611505_2 R1.0.0.6

Continued and to be signed on reverse side